[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.16

ASSET PURCHASE AGREEMENT

among:

Cytek Biosciences, Inc.,

a Delaware corporation

and

Luminex Corporation,

a Delaware corporation

____________________________

Dated as of February 13, 2023

____________________________

105697876 v1

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Page

1. Purchase and Sale; Closing	1
1.1 Purchase and Sale of Business and Purchased Assets	1
1.2 Excluded Assets	3
1.3 Assumption of Assumed Liabilities.	3
1.4 License and Right of Reference	4
1.5 Purchase Price; Payment of Purchase Price	5
1.6 Accounts Payable and Accounts Receivable	5
1.7 Shared Contracts.	5
1.8 Withholding	6
1.9 Allocation of Purchase Price	6
1.10 Closing.	7
1.11 Transfer Taxes	7
2. Representations and Warranties of the Seller	8
2.1 Due Organization, Standing and Power	8
2.2 Title To and Sufficiency of Purchased Assets	8
2.3 Inventory	8
2.4 Intellectual Property.	8
2.5 Contracts.	11
2.6 Compliance with Law	13
2.7 Environmental Matters	14
2.8 Governmental Authorization	14
2.9 Proceedings; Orders	14
2.10 Authority; Binding Nature Of Agreements	14
2.11 Non-Contravention; Consents	15
2.12 Brokers and Finders	15
2.13 Tax Matters	15
2.14 Financial Information and Absence of Changes.	16
2.15 Equipment	17
2.16 Leases	17

-i-

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(continued)

Page

2.17 Employee Benefit Plans		17
2.18 Employment Matters.		18
2.19 Regulation S-X Financials		19
2.20 No Other Representations		19
3. Representations and Warranties of the Purchaser.		19
3.1 Authority; Binding Nature Of Agreements		19
3.2 Non-Contravention; Consents		20
3.3 R&W Insurance Policy		20
3.4 Absence of Litigation		21
3.5 Brokers		21
3.6 Availability of Funds		21
3.7 Solvency		21
3.8 No Other Representations		21
4. Pre-Closing Covenants.		21
4.1 Access And Investigation		21
4.2 Operation Of Business		22
4.3 Notification		23
4.4 Filings and Consents		23
4.5 Exclusivity		23
4.6	Commercially Reasonable Efforts	24
4.7 Confidentiality		24
4.8 R&W Insurance Policy		24
4.9 Payment of Accrued Employee Amounts		24
4.10 Intellectual Property Recordations		25
5. Conditions Precedent to the Purchaser’s Obligation to Close		25
5.1 Accuracy Of Representations		25
5.2 Performance Of Obligations.		25
5.3 No Material Adverse Effect		25
5.4 No Restraints		25
6. Conditions Precedent to the Seller’s Obligation to Close		26
6.1 Accuracy Of Representations		26

-ii-

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(continued)

Page

6.2 The Purchaser’s Performance.	26
6.3 No Restraints	26
7. Termination.	26
7.1 Termination Events	26
7.2 Termination Procedures	27
7.3 Effect Of Termination	27
7.4 Nonexclusivity Of Termination Rights	27
8. Indemnification, Etc.	27
8.1 Survival of Representations, Warranties and Covenants	27
8.2 Indemnification by the Seller	28
8.3 Limitations on Indemnification	28
8.4 Indemnification by the Purchaser	29
8.5 Exclusivity of Indemnification Remedies	29
8.6 Indemnification Procedures.	29
8.7 Tax Treatment of Indemnification Payments	30
9. Additional Agreements.	30
9.1 Further Assurances	30
9.2 Publicity	31
9.3 Bulk Sales Requirements	31
9.4 Non-Transferable Contracts	31
9.5 Non-Transferable Assets	32
9.6 Non-Competition; Non-Solicitation.	32
9.7 General Release	33
9.8 Employees and Related Matters.	34
9.9 Retention of and Access to Records	36
9.10 Trademarks; Trade Names; Service Marks	37
9.11 Tax Matters	38
9.12 Release of Guarantees	39
9.13 Delivery of Financial Statements	39
9.14 Inventory and Open Purchase Orders.	39
9.15 Intellectual Property Recordations.	39

-iii-

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(continued)

Page

10. Miscellaneous Provisions.	40
10.1 Fees and Expenses	40
10.2 Notices	40
10.3 Time Of The Essence	41
10.4 Headings	41
10.5 Counterparts	41
10.6 Governing Law; Venue.	41
10.7 Successors And Assigns; Parties In Interest.	42
10.8 Waiver.	42
10.9 Enforcement	42
10.10 Amendments	43
10.11 Severability	43
10.12 Entire Agreement	43
10.13 Knowledge	43
10.14 Construction.	43

Exhibit A Certain Definitions

Exhibit B Form of Bill of Sale and Assumption Agreement

Exhibit C-1 Form of Patent Assignment Agreement

Exhibit C-2 Form of Trademark Assignment Agreement

Exhibit C-3 Form of Copyright Assignment Agreement

Exhibit D Form of Manufacturing and Supply Agreement

Exhibit E Form of Transition Services Agreement

Exhibit F Post-Closing Adjustment Mechanics

Exhibit G Intellectual Property Recordations

-iv-

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of February 13, 2023, by and among Cytek Biosciences, Inc., a Delaware corporation (the “Purchaser”), and Luminex Corporation, a Delaware corporation (the “Seller”). Certain capitalized terms used in this Agreement are defined in Exhibit A. The Purchaser and the Seller are referred to in this Agreement collectively as the “Parties,” and individually as a “Party.”

Whereas, the Seller wishes to provide for the sale of the Business and Purchased Assets (as defined below) to the Purchaser and the assumption of the Assumed Liabilities (as defined below) by the Purchaser on the terms set forth in this Agreement;

Whereas, the Purchaser wishes to purchase the Business and Purchased Assets from the Seller and Seller Affiliates and assume the Assumed Liabilities on the terms set forth in this Agreement;

Whereas, this Agreement has been approved by the respective boards of directors of the Seller and the Purchaser; and

Now, Therefore, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the Parties agree as follows:

1. Purchase and Sale; Closing.

1.1 Purchase and Sale of Business and Purchased Assets. At the Closing (as defined below), the Seller shall (and shall cause each Seller Affiliate that owns or holds any of the Purchased Assets to) sell, assign, transfer, convey and deliver to the Purchaser (or to any Purchaser Affiliate designated by the Purchaser) all right, title and interest held by the Seller (and each applicable Seller Affiliate) in and to the Purchased Assets (as defined below), free of any Encumbrances, other than Permitted Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Purchased Assets” shall mean, other than the Excluded Assets:

(a) all of the properties, assets, goodwill, privileges, contracts, claims, rights, title, interests, business, other assets of every kind, nature and description, real, personal or mixed, and tangible and intangible assets (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP) which primarily relate to, are primarily used by or primarily held for use by the Seller and each Seller Affiliate in connection with the Business;

(b) the Product IP, including the Product IP listed on Part 1.1(b)of the Disclosure Schedule, and goodwill associated with the Marks included in the Product IP;

(c) all Products and Inventory;

(d) Transferred Technology;

(e) except for Excluded Contracts, all Contracts (other than the Lease) primarily related to, or otherwise necessary for the operation of, the Business or the use of the Purchased Assets, and all rights related thereto (the “Seller Contracts”);

(f) to the extent transferable, all Governmental Authorizations primarily related to or necessary for the operation of the Business or use of the Purchased Assets, including all Governmental Authorizations related to the Seattle Facility;

1.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(g) all Patent Files;

(h) all of the rights (excluding Intellectual Property) to the fixed and other tangible personal property, whether owned or leased by the Seller or any Seller Affiliate, including materials, prototypes, tools, subassemblies, owned or leased equipment, machinery, dies, molds, parts, supplies, furniture, fixtures, improvements and other tangible assets, in each case, that primarily relate to, or that are primarily used by or primarily held for use by the Seller or any Seller Affiliate in connection with the Business or the Purchased Assets (collectively, the “Equipment”);

(i) all causes of action (regardless of whether or not such claims and causes of action have been asserted by the Seller), lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller or any Seller Affiliate to the extent related to (i) the Purchased Assets, (ii) the Assumed Liabilities or (iii) the ownership, use, function or value of any of the Purchased Assets, whether arising by way of counterclaim or otherwise, whether choate or inchoate, known or unknown, contingent or noncontingent;

(j) all credits, prepaid expenses, deferred charges, advance payments, prepaid items, duties and right to offset to the extent relating to (i) the Purchased Assets, (ii) the Assumed Liabilities or (iii) the ownership, use, function or value of any of the Purchased Assets;

(k) all Books and Records;

(l) all marketing and sales materials, advertising materials, catalogues and sales brochures to the extent relating to (i) the Purchased Assets, (ii) the Assumed Liabilities or (iii) the ownership, use, function or value of any of the Purchased Assets;

(m) all guaranties, warranties, indemnities, rights of contribution, rights to refunds, rights of reimbursement, rights of recovery and similar rights in favor of the Seller or any Seller Affiliate to the extent relating to (i) the Purchased Assets, (ii) the Assumed Liabilities or (iii) the ownership, use, function or value of any of the Purchased Assets;

(n) all accreditations and certifications held by the Seller in connection with its ownership and use of the Purchased Assets;

(o) all tangible assets or Equipment at the Seattle Facility;

(p) the Leases; and

(q) all other assets or rights listed on Part 1.1(q) of the Disclosure Schedule.

Notwithstanding the foregoing, the Inventory that is necessary to perform the services under the Manufacturing and Supply Agreement, other than Service Parts, shall not be sold, assigned, transferred or conveyed to the Purchaser at the Closing and will instead remain with and under the control of the Seller and the Seller Affiliates until the expiration or termination of the Manufacturing and Supply Agreement in accordance with the terms thereof, at which point such Inventory shall be sold, assigned, transferred and conveyed to the Purchaser. For the avoidance of doubt, all Service Parts that are held at any location or facility of the Seller or any of the Seller Affiliates or third party suppliers or in transit to the Seller or any of the Seller Affiliates as of the Closing Date will be sold, assigned, transferred, conveyed and delivered to the Purchaser at the Closing.

2.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated hereunder:

(a) All assets not set forth or described in Section 1.1;

(b) All Intellectual Property and Technology of the Seller or any Seller Affiliate other than the Product IP and Transferred Technology;

(c) All rights of the Seller under this Agreement and the other Transactional Agreements;

(d) All Excluded Contracts;

(e) All minute books and corporate seals, stock books, Tax Returns and similar records of the Seller other than the Books and Records;

(f) All assets of any employee benefit plan of the Seller or any Seller Affiliate;

(g) All insurance policies of the Seller or any Seller Affiliate or any claims under any such insurance policies;

(h) All cash, cash equivalents, accounts receivable, short term investments, marketable securities and security or other deposits of the Seller or any Seller Affiliate;

(i) All assets in Russia; and

(j) Any Tax prepayment, refund, offset or other similar Tax asset of the Seller or any Seller Affiliate (i) arising or resulting from or in connection with the ownership of the Purchased Assets or operation of the Business in any Pre-Closing Tax Period; or (ii) with regard to the other assets of the Seller for all taxable periods.

1.3 Assumption of Assumed Liabilities.

(a) Excluded Liabilities. Except as provided in Section 1.3(b), the Purchaser shall not assume, and shall have no liability for, any Liabilities of the Seller or any Seller Affiliate of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that the Purchaser is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities, including (i) any accounts payable, (ii) Liabilities of the Seller or any Seller Affiliate of any kind, character or description, whether accrued, absolute, contingent or otherwise to the extent relating to or arising out of the operation or conduct of the Business or the ownership of the Purchased Assets prior to the Closing (other than those Liabilities specified in Section 1.3(b)(v)); (iii) any Liability of the Seller and any claims by any stockholder of the Seller arising out of or relating to the execution, delivery or performance of the Transactional Agreements, (iv) any Liability of the Seller or any Seller Affiliate to the extent relating to or arising out of the Excluded Assets, including the Excluded Contracts, except Liabilities related to the Business Portion of any Shared Contract but only in the event they are assumed by Purchaser pursuant to Section 1.7, (v) any Excluded Taxes, (vi) the Seller Severance Liabilities, (vii) any Liabilities relating to the Non-Designated Employees, whether arising before, on or after Closing, (viii) any Liabilities relating to the Transferred Employees, including all wages, accrued bonuses, retention amounts, salaries and other compensation and employee benefits (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of

3.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

this Agreement), retirement and any other benefits, premiums, claims and related costs) to any of the employees, former employees or retirees of the Seller or any Seller Affiliate to the extent related to or arising out of their employment with the Seller or any Seller Affiliate prior to the Closing Date (other than the Purchaser Severance Liabilities), including any and all Liabilities in connection with any cash and non-cash awards and incentives owed to Transferred Employees under the Seller’s “President’s Club” incentive program (the “President Club Awards”); (ix) all Liabilities in connection with the Leases to the extent related to the period prior to the Closing and (x) any indebtedness for borrowed money (collectively, the “Excluded Liabilities”).

(b) Assumed Liabilities. Upon and subject to the terms, conditions, representations and warranties of the Seller contained herein, and subject to Section 1.3(a), the Purchaser hereby assumes (i) any and all Liabilities of the Seller or any Seller Affiliate of any kind, character or description, whether accrued, absolute, contingent or otherwise, to the extent relating to or arising out of the operation or conduct of the Business or the ownership of the Purchased Assets on or after the Closing, (ii) all Taxes with regard to the Business or the Purchased Assets other than Excluded Taxes, (iii) the Purchaser Severance Liabilities, (iv) all Liabilities and obligations in respect of the Transferred Employees, including all wages, salaries and other compensation and employee benefits (including any termination pay, severance pay, notice pay (contractual, statutory and/or common law), insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of any Transactional Agreement), retirement and any other benefits, premiums, claims and related costs) to the extent relating to or arising out of their employment with the Purchaser or any Purchaser Affiliate on or after the Closing, (v) all Liabilities in connection with the Leases to the extent relating to or arising during the period on or after the Closing and (v) the following Liabilities relating to or arising out of the operation or conduct of the Business or the ownership of the Purchased Assets prior to the Closing: (A) Liabilities under the Seller Contracts, (B) Liabilities associated with outstanding service and warranty commitments in connection with the sale of Products in the Ordinary Course of Business and (C) Liabilities associated with factory guarantees or warranty commitments pursuant to the sale of Products in the Ordinary Course of Business (Liabilities assumed under clauses (i) through (v) of this Section 1.3(b) (collectively, the “Assumed Liabilities”)).

1.4 License and Right of Reference. Effective as of the Closing Date, the Seller, on behalf of itself, each Seller Affiliate and its and their respective transferees, successors and assigns: (a) (i) hereby grants to the Purchaser and its Affiliates, to the extent legally permissible and practicable, a worldwide, exclusive, irrevocable, perpetual, royalty-free, fully paid-up, non-transferable license (except in connection with a permitted assignment of this Agreement or any other Transactional Agreement), with the right to grant sublicenses through multiple tiers, under the Intellectual Property set forth on Part 1.4 of the Disclosure Schedule (the “Licensed Intellectual Property”) in connection with, and to the extent necessary for, the operation of the Purchaser’s flow cytometry business, including for the manufacture, sale and use of Products by or on behalf of Purchaser or its Affiliates, and (ii) hereby covenants, to the extent legally permissible, not to commence or maintain anywhere in the world any action or proceeding against Purchaser or any of its Affiliates or its or their customers (solely in connection with such customers’ use of the Products as provided by Purchaser and its Affiliates) based upon assertion of infringement of any Intellectual Property or Technology owned by Seller or any Seller Affiliate as of the Closing Date by the operation of the Purchaser’s flow cytometry business, including by the manufacture, use, sale or importation of Products by or on behalf of Purchaser or its Affiliates, in substantially the same manner as conducted by the Seller and the Seller Affiliates as of the Closing Date; and (b) hereby grants to the Purchaser and its Affiliates, to the extent legally permissible and practicable, a worldwide, non-exclusive, perpetual, irrevocable, royalty-free, fully paid-up and non-transferable (except in connection with a permitted assignment of this Agreement or any other Transactional Agreement) right of reference to all Governmental Authorizations that are necessary for the operation of the Business by the Seller, Controlled by the Seller

4.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

or any Seller Affiliate and that are not included in the Purchased Assets (“Retained Governmental Authorizations”) solely for purposes of the Purchaser’s or any of its Affiliate’s operation or conduct of the Business. For a period of [***] after Closing, upon the Purchaser’s reasonable request, the Seller shall promptly (A) provide to the Purchaser or its designated Affiliate copies of the Retained Governmental Authorizations as requested by the Purchaser solely as necessary to give effect to the right of reference set out in this Section 1.4 and (B) provide to any specified Governmental Body a letter, in the form reasonably requested by the Purchaser, acknowledging that the Purchaser, its designated Affiliate has the right of reference to Retained Governmental Authorizations as provided under this Section 1.4.

1.5 Purchase Price; Payment of Purchase Price. As consideration for the sale, transfer, conveyance, assignment and delivery to the Purchaser (or to any Purchaser Affiliate designated by the Purchaser) of the Business and the Purchased Assets at the Closing, the Purchaser shall pay to the Seller the Closing Consideration by wire transfer of immediately available funds to a bank account designated by the Seller.

1.6 Accounts Payable and Accounts Receivable.

(a) Accounts Statement. At least five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement (the “AR/AP Statement”) setting forth in reasonable detail the Seller’s good faith estimates of Accounts Receivable, Accounts Payable and the Net Adjustment Amount, accompanied by reasonably detailed back-up documentation for such estimates; provided that Seller shall consider in good faith any comments Purchaser might have with respect to the AR/AP Statement, but if the Parties cannot resolve any disagreement with regard to any such comments by the date the Closing is to occur pursuant to this Agreement, the AR/AP Statement shall be based upon the Seller’s good faith estimates and such a disagreement shall in no event cause a delay to the Closing (it being understood that the post-Closing true-up mechanism provided for in Section 1.6(c) and Exhibit F shall continue to be available).

(b) Payment of Net Adjustment Amount. Any Net Adjustment Amount as shown on the AR/AP Statement shall be paid at the Closing as follows:

(i) If the Net Adjustment Amount is a positive amount, then an amount equal to the Net Adjustment Amount shall be deducted from the Closing Consideration payable by the Purchaser at the Closing pursuant to Section 1.5.

(ii) If the Net Adjustment Amount is a negative amount, then the Purchaser shall pay, or cause to be paid, by wire transfer of immediately available funds to an account (or accounts) specified in writing by the Seller, an amount in cash equal to the Net Adjustment Amount.

(c) Post-Closing Adjustment. The AR/AP Statement and the Net Adjustment Amount shall be subject to a post-Closing true-up mechanism pursuant to the terms and provisions of Exhibit F.

(d) Tax Treatment. The Purchaser and the Seller shall treat any payment of the Net Adjustment Amount and any adjustment thereof pursuant to the terms hereof as an adjustment to the Purchase Price for Tax purposes.

1.7 Shared Contracts. With respect to the Shared Contracts, the Purchaser and the Seller shall, for a period of up to [***] following the Closing, cooperate to provide the Purchaser with the benefits under the Business Portion of each such Shared Contract (including, if possible, by means of amending such Shared Contract or entering into any licensing, operating, subcontracting, sublicensing, subleasing or

5.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

other similar arrangement) and in the event that such arrangement is entered into and the Purchaser is provided with the benefits under the Business Portion of a Shared Contract, the Purchaser shall bear the costs, liabilities and burdens with respect to the Business Portion of such Shared Contract.

1.8 Withholding. The Purchaser and any Purchaser Affiliate shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payments under the Code or any other applicable Tax Law, from any consideration paid to the Seller, each applicable Seller Affiliate and any other recipient pursuant to this Agreement. To the extent that amounts are so withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The foregoing notwithstanding, if the Purchaser determines that any Taxes are required to be deducted and withheld, then the Purchaser shall provide notice to the Seller of such determination and allow the Seller the opportunity to provide any Tax forms, reports or certificates as may be permitted by applicable Law to reduce or eliminate such withholding or deduction. The Purchaser and the Seller shall use commercially reasonable efforts to cooperate in good faith to address and mitigate any proposed deduction or withholding. Any amount withheld pursuant to this Section 1.8 shall be remitted to the appropriate Governmental Body in accordance with applicable Law. For the avoidance of doubt, to the extent Purchaser or any Purchaser Affiliate pay any consideration pursuant to this Agreement to Seller and such consideration is in respect of any Purchased Assets sold by a Seller Affiliate, Seller shall act as the withholding agent for U.S. federal income Tax purposes with respect to such consideration.

1.9 Allocation of Purchase Price. Within ninety (90) days after the Closing, the Purchaser shall prepare an allocation statement setting forth the allocation of the Purchase Price (together with the Assumed Liabilities and all other relevant items required pursuant to Section 1060 of the Code and any similar U.S. state, local or non-U.S. Tax Laws) among the Purchased Assets for Tax purposes pursuant to applicable Tax Laws (as the same may be revised pursuant to this Section 1.9, the “Allocation Statement”). As soon as practicable following the date of receipt but in any event within thirty (30) days after receiving the Allocation Statement, the Seller shall notify the Purchaser in writing of any dispute with regard to the Allocation Statement (a “Disputed Item”). In the event of any such objection, the Seller and the Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Purchaser are unable to resolve any dispute with respect to the Allocation Statement within thirty (30) days after the delivery of the Allocation Statement to the Seller, then this Agreement shall not provide for an allocation of the sales price. If the Purchaser and the Seller reach an agreement on allocation of the Purchase Price both the Purchaser and the Seller shall prepare, and shall file, all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of applicable Law (“Section 1060 Forms”)) in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith unless otherwise required by applicable law. The Purchaser and the Seller shall, and the Seller and the Purchaser shall cause each Seller Affiliate or Purchaser Affiliate, as applicable, to, cooperate in the preparation of Section 1060 Forms and file such Section 1060 Forms timely and in the manner required by applicable Law. The Parties further agree that to the extent the Parties agree on the Allocation Statement: (a) the Allocation Statement shall be used in filing all required forms under Section 1060 of the Code and all Tax Returns; and (b) they will not take any position inconsistent with the Allocation Statement upon any examination of any such Tax Return, in any refund claim or in any tax litigation; provided, that no such Person shall be required to litigate before any court any proposed deficiency or adjustment arising out of the Allocation Statement. In the event of any adjustment to the Purchase Price (including pursuant to Section 8.7 of this Agreement), the Allocation Statement, if any, shall be prepared and delivered by the Purchaser pursuant to this Section 1.9, and the Parties agree to comply with this Section 1.9 with respect to any such Allocation Statement.

6.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.10 Closing.

(a) Unless otherwise agreed to by the Parties in writing, the closing of the transactions contemplated under this Agreement (the “Closing”), including the sale of the Business and Purchased Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser, shall take place remotely via the exchange of documents and signatures on the third (3rd) Business Day following the satisfaction and/or waiver of all conditions to the Closing set forth in Sections 5 and 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction and/or waiver of such conditions) provided, that, if such day is not the [***], the Seller and the Purchaser shall each have the right, exercisable at any time prior to the Closing by written notice to the other Party in its sole discretion, to defer the Closing to the [***] in which the Closing otherwise would have occurred, provided further, that, Closing shall in no event occur earlier than [***]. For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place.

(b) At the Closing:

(i) the Purchaser and the Seller shall execute and deliver such bills of sale, endorsements, assignments and other documents as may be reasonably necessary to assign, convey, transfer and deliver to the Purchaser good and valid title to the Purchased Assets free of any Encumbrances (other than Permitted Encumbrances), including the Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B (the “Bill of Sale and Assumption Agreement”);

(ii) the Purchaser and the Seller shall execute and deliver certain intellectual property assignment agreements in substantially the form attached hereto as Exhibit C-1, Exhibit C-2 and Exhibit C-3 (collectively, the “IP Assignment Agreements”);

(iii) the Seller shall deliver to the Purchaser all Books and Records;

(iv) the Seller shall execute and deliver to the Purchaser a certificate, in form and substance satisfactory to the Purchaser, dated as of the Closing Date, stating that the conditions specified in Sections 5.1 and 5.3(b) have been satisfied (the “Seller Closing Certificate”);

(v) the Purchaser shall execute and deliver to the Seller a certificate, in form and substance satisfactory to the Seller, dated as of the Closing Date, stating that the conditions specified in Sections 6.1 and 6.2(b) have been satisfied;

(vi) the Seller shall deliver a properly completed and validly executed IRS Form W-9;

(vii) the Purchaser and the Seller shall execute and deliver a manufacturing and supply agreement in substantially the form attached hereto as Exhibit D (the “Manufacturing and Supply Agreement”);

(viii) the Seattle Landlord Consent shall be in full force and effect; and

(ix) the Purchaser and the Seller shall execute and deliver a transition services agreement in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement”).

1.11 Transfer Taxes. All transfer, documentary, sales, use, value-added, gross receipts, stamp, registration, property, excise, transfer or other similar taxes, charges or fees (collectively, “Transfer Taxes”) incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the

7.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

terms of this Agreement, including all recording or filing fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred, shall be [***], and the Parties will cooperate to make all filings, returns, reports and forms as may be required to comply with the provisions of all applicable Law relating to Transfer Taxes.

2. Representations and Warranties of the Seller.

Except as disclosed in the Disclosure Schedule (subject to Section 10.14), the Seller represents and warrants to and for the benefit of the Purchaser as follows:

2.1 Due Organization, Standing and Power. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Seller has all requisite corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary (a) to enable it to own, lease or otherwise hold its Purchased Assets and (b) to conduct the Business as currently conducted.

2.2 Title To and Sufficiency of Purchased Assets.

(a) Seller or a Seller Affiliate holds good and valid title to or has the right to use (subject to the terms of the Inbound Licenses) and transfer in accordance with this Agreement, all of the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances and the terms of the Outbound Licenses; provided, that the foregoing shall not be deemed a representation with respect to no infringement, misappropriation, other violation or unlawful use of third-party Intellectual Property, which is solely and exclusively addressed in Section 2.4. All Equipment and other items of tangible personal property of the Business are in good operating condition and repair in all material respects, normal wear and tear excepted.

(b) The Purchased Assets, together with the rights and licenses of the Purchaser under this Agreement and the other Transactional Agreements, collectively constitute all of the properties, rights, interests and other tangible and intangible assets used, held, owned, licensed or otherwise used by the Seller and the Seller Affiliates in connection with the operation and conduct of the Business and necessary to conduct the Business in substantially the same manner in which the Business is currently being conducted, except for the Excluded Assets.

2.3 Inventory. As of the date of this Agreement, all Inventory is (a) of such quality and quantity as to be usable by the Seller or the applicable Seller Affiliate in the Ordinary Course of Business; (b) sufficient to operate the Business in the Ordinary Course of Business in substantially the same manner in which the Business is currently being conducted and (c) free of any defect or deficiency, in each case, in all material respects. All such Inventory was manufactured (solely to the extent such Inventory was manufactured by the Seller or any Seller Affiliate) and has been stored and otherwise maintained in accordance with [***] practices and any applicable Law in all material respects.

2.4 Intellectual Property.

(a) Products and Services. Part 2.4(a) of the Disclosure Schedule identifies each Product sold or offered for sale by the Seller or any Seller Affiliate as of the date of this Agreement.

(b) Registered IP. Part 2.4(b) of the Disclosure Schedule identifies as of the date of this Agreement: (i) each item of Registered IP; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any Person, other than the Seller

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or any Seller Affiliate, that has an ownership interest in such item of Registered IP and the nature of such ownership interest.

(c) Inbound Licenses. Part 2.4(c) of the Disclosure Schedule identifies as of the date of this Agreement each Contract pursuant to which any third-party Intellectual Property necessary for the conduct of the Business is licensed, sold, assigned, or otherwise conveyed or provided to the Seller or any Seller Affiliate (the “Inbound Licenses”) (other than (i) commercially available software or software‑as‑a-service agreements or (ii) licenses or grants of rights ancillary to commercial agreements entered into in the Ordinary Course of Business (including with respect to manufacturing, customer, supply, distribution, retail and marketing agreements)).

(d) Outbound Licenses. Part 2.4(d) of the Disclosure Schedule identifies as of the date of this Agreement each Contract pursuant to which any Person has been granted any material license under, or otherwise has received or acquired any material right (whether or not currently exercisable) or interest in, any Product IP or Transferred Technology (the “Outbound Licenses”) (other than immaterial licenses or grants of rights ancillary to commercial agreements entered into in the Ordinary Course of Business (including with respect to manufacturing, customer, supply, distribution, retail and marketing agreements)). Other than as set forth in Part 2.4(d) of the Disclosure Schedule, the Seller is not bound by, and no Product IP or Transferred Technology is subject to, any Contract that restricts the ability of the Seller to use, exploit, assert, or enforce any Product IP anywhere in the world.

(e) Royalty Obligations. Part 2.4(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, milestone payments, commissions and other amounts payable by the Seller or any Seller Affiliate to any other Person (other than sales commissions paid to employees according to the Seller’s standard commissions plan) for the manufacture, sale, or distribution of any Product or the use of any Product IP as of the date of this Agreement.

(f) Standard Form IP Agreements. The Seller has provided to the Purchaser a complete and accurate copy of each standard form of Contract used by the Seller or any Seller Affiliate as of the date of this Agreement covering the standard form of employee agreement containing any assignment or license of Intellectual Property to the Seller or any Seller Affiliate.

(g) Ownership Free and Clear. The Seller or a Seller Affiliate owns all right, title, and interest to and in the Product IP and Transferred Technology (other than Intellectual Property licensed to the Seller or a Seller Affiliate, as identified in Part 2.4(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted in the Ordinary Course of Business). Without limiting the generality of the foregoing:

(i) Employees and Contractors. Each Person who is or was an employee, consultant or independent contractor of the Seller or any Seller Affiliate and who is or was involved in the creation or development of any Product IP or Transferred Technology has signed a valid agreement containing an assignment of Intellectual Property pertaining to such Product IP or Transferred Technology to the Seller and confidentiality provisions protecting the Product IP or Transferred Technology (as applicable). To the Knowledge of the Seller, no current or former member, officer, director, employee, consultant or independent contractor of the Seller or any Seller Affiliate has any claim, right (whether or not currently exercisable), or interest to or in any Product IP or Transferred Technology.

(ii) Government Rights. To the Knowledge of the Seller, no funding, facilities or personnel of any Governmental Body or any public or private university, college or other educational or

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[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

research institution were used, directly or indirectly, to develop or create, in whole or in part, any Product or Product IP or Transferred Technology.

(iii) Protection of Proprietary Information. The Seller has taken [***] steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Products.

(iv) Perfection of Rights. All documents and instruments necessary to establish, perfect and maintain the ownership rights of the Seller or a Seller Affiliate in the Product IP and Transferred Technology have been validly executed and (except as set forth on Exhibit G) filed with the appropriate Governmental Body.

(h) Valid and Enforceable. All Product IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct. Neither the Seller nor any Seller Affiliate has engaged in any patent misuse, fraud or inequitable conduct in connection with the prosecution or registration of any Registered IP.

(ii) Legal Requirements and Deadlines. All filings, payments and other actions required to be made to or taken before a Governmental Body to maintain each item of Registered IP in full force and effect have been made by the applicable deadline. No application for a patent or trademark registration or any other type of Registered IP filed by or on behalf of the Seller or any Seller Affiliate has been abandoned, allowed to lapse, canceled or rejected, except as would not materially impair the operation or conduct of the Business and has been abandoned or allowed to lapse in the reasonable business judgment of the Seller.

(iii) Interference Proceedings and Similar Claims. Except as set forth in Part 2.4(h)(iii) of the Disclosure Schedule, no interference, opposition, reissue, reexamination or other Proceeding is or has been pending or, to the Knowledge of the Seller, has been threatened against the Seller or any Seller Affiliate, in which the scope, validity or enforceability of any Registered IP is being or has been contested or challenged. To the Knowledge of the Seller, there is no basis for a claim that any Registered IP is invalid or unenforceable.

(iv) Marks. (A) None of the Marks included in the Product IP conflict or interfere with any Mark registered or applied for by any other Person and (B) no event or circumstance has occurred or exists that has resulted in or could reasonably be expected to result in the abandonment of any of the Marks included in the Product IP, except as would not materially impair the operation or conduct of the Business or has been abandoned or allowed to lapse in the reasonable business judgement of the Seller.

(i) Third-Party Infringement of Product IP. To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Product IP or Transferred Technology. Except as set forth in Part 2.4(i) of the Disclosure Schedule, neither the Seller nor any Seller Affiliate has sent or otherwise delivered any written notice or other communication to any Person regarding any actual, alleged or suspected infringement or misappropriation of any Product IP or Transferred Technology.

(j) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the other Transactional Agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the other Transactional Agreements) will result in, (i) a material

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[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

breach of or default under any Contract pursuant to which the Seller or any Seller Affiliate has obtained any license or other right or interest in, under or to any Product IP or Transferred Technology; (ii) the release, disclosure or delivery of any confidential and proprietary source code included in the Product IP by or to any escrow agent; or (iii) the grant, assignment or transfer to any other Person of any license, option or similar right in or to, or the loss of or Encumbrance on, any Product IP or Transferred Technology.

(k) No Infringement of Third Party IP Rights. (A) Neither the Seller nor any Seller Affiliate is infringing, misappropriating or otherwise violating or making unlawful use of any Intellectual Property of any other Person in connection with the manufacture, use, commercialization, sale or import of any Product or the Product IP or the Transferred Technology, (B) no Product infringes or violates any Intellectual Property of or contains any Intellectual Property misappropriated from, any other Person, and (C) to the Knowledge of the Seller, there is no basis for a claim alleging any of the foregoing.

(l) Infringement Claims. Except as set forth in Part 2.4(l) of the Disclosure Schedule, no infringement, misappropriation or similar claim or Proceeding is pending or, to the Knowledge of the Seller, threatened against the Seller or any Seller Affiliate or, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Seller or any Seller Affiliate and no Contract binds the Seller or any Seller Affiliate to indemnify, defend or hold harmless any Person with respect to any infringement, misappropriation or similar claim, in each case relating to the Business (other than indemnification provisions in the Seller’s or any Seller Affiliate’s standard forms of Contracts). Except as set forth in Part 2.4(l) of the Disclosure Schedule, the Seller has not received any written notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation by the Seller or any of the Seller’s Representatives in conducting the Business, or in developing, manufacturing, promoting or selling any Product, of any Intellectual Property of another Person, including any letter or other communication suggesting or offering that the Seller obtain a license to any Intellectual Property of another Person.

(m) Infringement Claims Affecting In-Licensed IP. To the Knowledge of the Seller, no claim or Proceeding involving any Intellectual Property licensed to the Seller or any Seller Affiliate relating to the Products or the Business is pending or has been threatened against the Seller or any Seller Affiliate.

2.5 Contracts.

(a) Part 2.5(a) of the Disclosure Schedule lists every Seller Contract of the following types as in effect on the date of this Agreement (each, a “Material Contract”):

(i) any Contract that is required by its terms or is currently expected to result in the payment or receipt by the Business of more than [***] in the current fiscal year or in any [***] period over its remaining term, in each case, other than any purchase orders entered into in the Ordinary Course of Business;

(ii) any Contract that is not terminable by the Seller or any Seller Affiliate by notice of less than [***] months other than outstanding purchase orders entered into in the Ordinary Course of Business;

(iii) any Contract that restricts the Business from competing in any line of business in any geographic region in the world;

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[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(iv) any Contract pursuant to which the Business has granted exclusive rights to a customer or a supplier;

(v) any joint venture, limited liability company or partnership Contract involving a sharing of profits, revenue or expenses of any Person;

(vi) any Contract evidencing an outstanding loan, advance or investment by the Business to or in any Person, or guarantee by the Business of the obligations of any Person in respect of any Liability of such Person, including letters of credit and surety bonds;

(vii) any Contract (including any note, debenture or loan agreement) relating to indebtedness of the Business or by which the Purchased Assets are bound;

(viii) any distributor, original equipment manufacturer, reseller, value added reseller, sales agent, advertising, agency or manufacturer’s representative Contract;

(ix) any confidentiality or non-disclosure Contract by which the Purchaser would be bound other than any such Contracts entered into by the Seller in the Ordinary Course of Business;

(x) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation on the part of the Business (in each case, other than obligations ancillary to commercial agreements entered into in the Ordinary Course of Business (including with respect to customer, supply, distribution, retail and marketing agreements));

(xi) any settlement agreement, consent decree, or other similar agreement with any Governmental Body relating to the Business; and

(xii) all material agreements pursuant to which the Seller or any Seller Affiliate receives or grants, with respect to the Business, a license to Intellectual Property from or to any other Person (other than (x) commercially available software or software-as-a-service agreements or (y) licenses or grants of rights ancillary to commercial agreements entered into in the Ordinary Course of Business (including with respect to customer, supply, distribution, retail and marketing agreements)).

For the avoidance of doubt, no representation and warranty is made in this Section 2.5 regarding any Contract that is an Excluded Contract.

(b) Part 2.5(b) of the Disclosure Schedule lists every Shared Contract other than outstanding purchase orders entered into in the Ordinary Course of Business.

(c) Except for terminations in accordance with the terms of Seller Contracts after the date hereof, each Seller Contract is a legal, valid and binding obligation of the Seller or a Seller Affiliate, enforceable against such Person in accordance with its terms and, to the Knowledge of the Seller, each other party thereto, subject in all cases to the General Enforceability Exceptions, except for such failures to be a legal, valid and binding obligation or enforceable that would not reasonably be expected to be material to the Business. The Seller has made available to the Purchaser a complete and correct copy of each written Material Contract, in each case as amended, supplemented or otherwise modified through (and including) the date of this Agreement, provided that, in the case of any employment agreement, a redacted version of such agreement has been provided in the event that the Seller or a Seller Affiliate is prohibited by such

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[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

agreement or applicable Laws relating to the safeguarding of data privacy from making available to the Purchaser an unredacted version of such agreement.

(d) Except, in each case, as would not reasonably be expected to be material to the Business, neither the Seller nor any Seller Affiliate is in breach or default under any Seller Contract and, to the Knowledge of the Seller, no other party to any such Contract is in breach or default thereunder and, to the Knowledge of the Seller, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Seller Contract, or (ii) give any counterparty to a Seller Contract the right (A) to declare a default or exercise any remedy under such Seller Contract, (B) to accelerate the maturity or performance of such Seller Contract or (C) to cancel, terminate or modify any term or provision of such Seller Contract.

2.6 Compliance with Law.

(a) Since January 1, 2020, the Seller and each Seller Affiliate has been in compliance in all material respects with each applicable Law that is applicable to the conduct of the Business or the ownership or use of any of the Purchased Assets. Since January 1, 2020, neither the Seller nor any Seller Affiliate has received any written notice or other written communication from a Governmental Body that alleges that the Business is not in material compliance with any material Law applicable to the Business or the operations, properties or assets of the Business.

(b) Since January 1, 2020, neither the Seller nor any Seller Affiliate has been in violation of any applicable Law relating to bribery or corruption (“Applicable Anti-Bribery Law”), or directly or indirectly, in each case in connection with the conduct of the Business or the use of the Purchased Assets: (i) used any corporate funds (A) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (B) to make any unlawful payment to any governmental official or employee, or (C) to establish or maintain any unlawful or unrecorded fund or account of any nature; (ii) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Seller; (iii) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (iv) performed any favor or given any gift which was not deductible for federal income tax purposes; (v) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (A) favorable treatment in securing business, or (B) any other special concession; or (vi) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses “(i)” through “(v)” above.

(c) Since January 1, 2020, the Seller and Seller Affiliates materially complied with applicable laws and regulations pertaining to export controls and trade and economic sanctions (collectively, “Trade Control Laws”), and have obtained any material licenses, registrations, and other authorizations required under applicable Trade Controls Laws, in each case in connection with the conduct of the Business or the use of the Purchased Assets.

(d) Since January 1, 2020, none of the Seller, Seller Affiliates nor their respective directors, officers, or employees, nor to the Knowledge of the foregoing, any agents acting on their behalf, has been, in each case in connection with the conduct of the Business or the use of the Purchased Assets: (1) located or organized, or resident in a country or territory that is, or whose government is, the subject of Trade Control Laws that broadly prohibit dealings therein (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine (each a “Sanctioned Country”)); (2) owned or controlled by the government of a Sanctioned Country; or (3) (i) designated on an applicable government prohibited parties list, including the U.S. Department of the Treasury’s Office of

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Foreign Assets Control’s (“OFAC”) Specially Designated Nationals (“SDN”) and Blocked Persons List or the European Union’s Consolidated List of Sanctions; or (ii) directly or indirectly owned or controlled by such listed party (each of the foregoing, a “Prohibited Party”).

(e) Since January 1, 2020, to the Knowledge of the Seller, no Proceeding, governmental investigation, or inquiry related to Trade Control Laws is or has been pending or threatened in writing against the Seller or Seller Affiliates, or any officer or director of the foregoing (in his or her capacity as an officer or director of the same) in connection with the conduct of the Business or the use of the Purchased Assets by or before (or, in the case of a threatened matter, that would come before) any Governmental Body.

(f) Neither the Seller nor Seller Affiliates will directly or knowingly indirectly use the proceeds of this transaction or lend, contribute, or otherwise make available such proceeds to any Sanctioned Country or Prohibited Party, or in any manner that will result in a violation of Trade Controls Laws.

2.7 Environmental Matters. The Seller and each of the Seller Affiliates, in respect of the Business, the Purchased Assets, and the Assumed Liabilities, is and has been in material compliance in all respects with all Environmental Laws, including possession of, and the compliance with, all permits required under applicable Environmental Laws and has not received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material, except, in each case, as would not be material to the Business. No Person has ever commenced or threatened to commence any contribution action or other Proceeding against the Seller or any of the Seller Affiliates in connection with any such actual, alleged, possible or potential Liability, except as would not reasonably be material to the Business.

2.8 Governmental Authorization. Part 2.8 of the Disclosure Schedule identifies each Governmental Authorization held by the Seller and/or any Seller Affiliate as of the date of this Agreement primarily related to or necessary for the operation of the Business or use of the Purchased Assets except those Governmental Authorizations that are not material to the Business or the use of the Purchased Assets. The Seller and each Seller Affiliate hold all material Governmental Authorizations that are necessary for the operation of the Business as currently operated. All such material Governmental Authorizations held by the Seller and Seller Affiliates are in full force and effect and no violation of, or default under, any such Governmental Authorizations has occurred which would give any Governmental Body any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, except where such revocation, non-renewal, adverse modification or cancellation of such Governmental Authorizations would not be material to the Business. Neither the Seller nor any Seller Affiliate has ever received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (x) any actual, alleged, possible or potential material violation of or failure to comply with any term or requirement of any material Governmental Authorization that is necessary for the operation of the Business as currently operated or use of the Purchased Assets, or (y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization that is necessary for the operation of the Business as currently operated or use of the Purchased Assets.

2.9 Proceedings; Orders. There are no Proceedings pending or, to the Knowledge of the Seller, threatened, (i) against the Business or the Seller and any Seller Affiliate with respect to the Business or (ii) that seeks to prevent, hinder, modify or delay the transactions contemplated hereby. No

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event has occurred that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. There are no Orders that restrict the activities of the Business in any material respect, other than COVID-19 Measures.

2.10 Authority; Binding Nature Of Agreements. The Seller has all requisite corporate power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance, and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”). Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms, subject to the General Enforceability Exceptions.

2.11 Non-Contravention; Consents. Except as set forth in Part 2.11 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Seller’s certificate of incorporation or bylaws or other organizational documents of the Seller;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any applicable Law or any Order to which the Seller, or any of the Purchased Assets or Transferred Technology, is subject;

(c) conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require the Seller or any Seller Affiliate to obtain any consent, approval or action of, make any filing with or give any notice to any Person under, give rise to any right of termination or acceleration or right to increase the obligations or otherwise adversely modify the terms under, any Seller Contract; or

(d) result in the creation of any Encumbrance (other than any Permitted Encumbrance or any Encumbrance created by or through the Purchaser) upon any of the Purchased Assets;

except, in the case of (c) or (d) as would not reasonably be expected to be material to the Business or prevent or materially impair or delay the Seller from performing its obligations under this Agreement and the other Transactional Agreements or from consummating the transactions contemplated hereby or thereby.

2.12 Brokers and Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Purchaser or the Purchaser Affiliates in connection with the transactions contemplated by this Agreement and the other Transactional Agreements as a result of any arrangements entered into by the Seller or the Seller Affiliates, other than fees due to Goldman Sachs Bank Europe SE, Succursale Italia which will be paid by the Seller.

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2.13 Tax Matters. All of the material Tax Returns required to be filed by the Seller or an applicable Seller Affiliate that relate in whole or in part to the Business or the Purchased Assets have been timely filed and (a) all such Tax Returns are true, complete and correct in all material respects, and (b) all material Taxes required to be paid by the Seller or an applicable Seller Affiliate that relate in whole or in part to the Business or the Purchased Assets (whether or not shown on any Tax Return) have been paid in full, including any Taxes the non-payment of which has resulted or would reasonably be expected to result in a Encumbrance on any Purchased Asset that survives the Closing or would reasonably be expected to result in Purchaser becoming liable or responsible therefor. Neither the Seller nor any Seller Affiliate has deferred or delayed the payment of any Taxes under Laws promulgated in response to the COVID-19 pandemic that would reasonably be expected to result in the Purchaser or any Purchaser Affiliate becoming liable or responsible therefor. Neither the Seller nor any Seller Affiliate has received any notice of a material audit, procedure, proceeding or contest, and is not undergoing any material audit, procedure, proceeding or contest, of Tax Returns or Taxes relating to the Business or the Purchased Assets and has never received any notice of material deficiency or assessment from any taxing authority with respect to any Liability for Taxes relating to the Business or the Purchased Assets which has not been fully paid or finally settled. Seller and each applicable Seller Affiliate has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and has withheld all amounts required by Law to be withheld from the wages or salaries of employees and independent contractors relating to the Business (or any other amount payable to any other Person) and is not liable for any Taxes with respect to the employees and independent contractors relating to the Business (or any such other Person) for failure to comply with such Laws, except for such Liabilities with respect to which none of Purchaser or any Purchaser Affiliate would reasonably be expected to be liable after the Closing. There are no outstanding waivers of any limitation periods or agreements, other than waivers obtained in the Ordinary Course of Business, providing for an extension of time for (i) the filing of any income or other material Tax Return with respect to the Purchased Assets or the Business, (ii) the assessment or collection of any Tax by any relevant Governmental Body with respect to the Purchased Assets or the Business or (iii) the payment of any Tax by Seller or any Seller Affiliate with respect to the Purchased Assets or the Business, in each case, except for waivers that would not reasonably be expected to result in Taxes for which Purchaser or any Purchaser Affiliate could be liable after the Closing. No Seller Affiliate that is selling, assigning, transferring, conveying and/or delivering any Purchased Asset pursuant to this Agreement has made an election pursuant to Section 897(i) of the Code. No closing agreement, private letter ruling, technical advice memoranda, advance pricing agreement, consent to an extension of time to make an election or consent to a change a method of accounting, has been requested from, entered into with or issued by any Governmental Body with respect to the Purchased Assets or the Business.

2.14 Financial Information and Absence of Changes.

(a) Part 2.14 of the Disclosure Schedule sets forth a copy of the unaudited balance sheet of the Business as of September 30, 2022, and the statement of income of the Business for the nine (9) months ended September 30, 2022 (the “Unaudited Business Financial Statements”). The Unaudited Business Financial Statements have been prepared in good faith from the Books and Records of the Seller in a manner consistent with the Seller’s accounting policies and, on that basis, fairly present, in all material respects, the financial position and results of operations of the Business as of the date and for the period indicated, subject, in each case, to the absence of notes and to normal year-end adjustments; provided, that the Unaudited Business Financial Statements and the representations and warranties in this Section 2.14 are qualified by the fact that (a) the Business has not operated on a separate standalone basis and has historically been reported within the Seller’s consolidated financial statements and (b) the Unaudited Business Financial Statements are not necessarily indicative of the future financial position or results of operations of the Business.

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[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b) Other than (i) as set forth in the Unaudited Business Financial Statements; (ii) Liabilities incurred since September 30, 2022 in the Ordinary Course of Business; (iii) Liabilities that have been or will be incurred in connection with the transactions contemplated hereby or the announcement, negotiation, execution or performance of this Agreement or the other Transactional Agreements; and (iv) Liabilities that are not material to the Business, there are no Liabilities of the Business that are required to be reflected on a balance sheet prepared in accordance with GAAP.

(c) Except for the transactions contemplated by this Agreement and any COVID-19 Measures implemented by the Seller or any Seller Affiliates or with which they have complied, since September 30, 2022 through the date of this Agreement, the Seller has conducted the Business in the Ordinary Course of Business in all material respects.

(d) No transfer of property is being made by the Seller or Seller Affiliates and no obligation has been incurred by the Seller or Seller Affiliates in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Seller or Seller Affiliates. There are no winding up, bankruptcy or insolvency Proceedings concerning the Seller or Seller Affiliates pending, and no events have occurred which would justify such Proceedings.

2.15 Equipment. All machinery, equipment, tools, dies, molds, parts, furniture and other tangible personal property included in the Purchased Assets whether or not reflected in the Unaudited Business Financial Statements, is in good operating condition and repair, ordinary wear and tear excepted.

2.16 Leases.

(a) Part 2.16 of the Disclosure Schedule contains a true and complete list of all lease agreements pursuant to which the Seller leases primarily for the Business any personal property or real property (each such lease agreement, a “Lease”). The Seller has the legal right to occupy each personal or real property rented to the Seller (the “Leased Properties”) upon the terms and conditions of the lease agreements, except as would not reasonably be expected to be material to the Business. Each of the Leased Properties is being used for lawful purposes, which is permitted by the relevant lease agreement and the actual occupation has not violated in any respect any relevant land, construction or user regulations applicable to the Leased Properties, in each case, except as would not reasonably be expected to be material to the Business.

(b) Except, in each case, as would not reasonably be expected to be material to the Business, neither the Seller nor any Seller Affiliate is in breach or default under any Lease and, to the Knowledge of the Seller, no other party to any such Lease is in breach or default thereunder and, to the Knowledge of the Seller, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Lease, or (ii) give any counterparty to a Lease the right (A) to declare a default or exercise any remedy under such Lease, (B) to accelerate the maturity or performance of such Lease, or (C) to cancel, terminate or modify any term or provision of such Lease.

2.17 Employee Benefit Plans.

(a) Set forth on Part 2.17(a) of the Disclosure Schedule is a true, accurate and complete list of all Employee Benefit Plans, provided that with respect to any Employee Benefit Plans that are Employment Agreements, offer letters, consulting agreements or similar Contracts that are terminable at will and without penalty on less than 30 days’ notice, without severance, change in control or similar payments or benefits, only the forms thereof need to be listed on Part 2.17(a) of the Disclosure Schedule.

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For purposes of this Agreement, the term “Employee Benefit Plan” shall mean each material employee benefit plan as defined in Section 3(3) of ERISA, any Employment Agreements, equity or equity-based compensation, any material pension, profit sharing, retirement, stock purchase, stock option, phantom arrangement, bonus, incentive compensation and deferred compensation plans, fringe benefit, life, medical, health, dental, vision, accident or disability, workers’ compensation or other employee welfare benefit plans (insured or self-insured), collective bargaining, educational assistance, pre-tax premium or flexible spending account plans, supplemental or executive benefit plans, non-qualified retirement plans, severance or separation plans, enhanced redundancy plans, change-in-control, employee loan and any other material employee benefit plans, agreements, programs, practices, policies or arrangements of any kind, whether written or oral, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the purchase of the Purchased Assets or otherwise), whether formal or informal, legally binding or not, under which (i) any current or former employee, independent contractor or consultant of the Seller that provides services to the Business has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Seller or any Seller Affiliate or (ii) the Seller or any Affiliate has had or has any Liability, actual or contingent (including by reason of being an ERISA Affiliate of any other Person) with respect to the Business.

(b) With respect to each Employee Benefit Plan in which any employee is eligible to participate, the Seller has provided to the Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the current plan documents (and all material amendments thereto), and a summary or description of the material terms of any unwritten Employee Benefit Plan; (ii) the most recent determination or opinion letter; (iii) the most recent summary plan description (including all summaries of material modification thereto); and (iv) for the most recent year, (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, and (D) compliance testing results.

(c) (i) Each Employee Benefit Plan has been established, funded, administered and maintained in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, and the Seller (or any Affiliate, if applicable) has performed, in all material respects, all obligations required to be performed by it under the Employee Benefit Plans, (ii) each Employee Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter, or is the subject of a favorable advisory or opinion letter as to its qualification, issued by the IRS upon which the Seller is entitled to rely and no such determination or opinion letter has been revoked, and to the Knowledge of the Seller, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) the Seller (or any Affiliate, if applicable) has not incurred and has no obligation to incur in the future any current or projected liability in respect of post-employment or post-retirement health, medical, disability or life insurance benefits for current, former or retired employees of the Seller, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law; and (iv) except as set forth on Part 2.17(c) of the Disclosure Schedule no Employee Benefit Plan is or was maintained outside the United States.

(d) No Employee Benefit Plan is, and none of the Seller or any ERISA Affiliate has sponsored, maintained or contributed to an employee benefit plan (within the meaning of Section 3(3) of ERISA) that is or was, an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, or a multiemployer plan within the meaning of Section 3(37) of ERISA, and neither the Seller nor any ERISA Affiliate currently has, or in the past six (6) years has had, an obligation to contribute, and none of them has incurred any actual or contingent liability or obligation (including any obligation to make any contribution) to or in respect of any such plan.

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(e) Except as set forth on Part 2.17(e) of the Disclosure Schedule, no Employee Benefit Plan exists that, as a result of the execution of this Agreement and/or the transactions contemplated hereby, either alone or in connection with any other event, would accelerate the time of payment or vesting or result in any payment of compensation or benefits under or increase the amount payable to any employee.

2.18 Employment Matters.

(a) Except as set forth on Part 2.18(a) of the Disclosure Schedule, the Seller is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to the Transferred Employees. There has been no organizing activity involving the Seller pending since January 1, 2020 to the date of this Agreement, or, to the Seller’s Knowledge, threatened by any labor organization or group of Transferred Employees.

(b) Except as set forth on Part 2.18(b) of the Disclosure Schedule, there has been no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations since January 1, 2020 to the date of this Agreement or (ii) material grievances or other material labor disputes pending since January 1, 2020 to the date of this Agreement or, to the Seller’s Knowledge, threatened by or on behalf of any Transferred Employee or group of Transferred Employees of the Seller.

(c) There are no material complaints, charges or claims against the Seller pending or, to the Seller’s Knowledge, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment, or failure to employ by the Seller, of any individual in connection with the Business. Except as set forth on Part 2.18(c) of the Disclosure Schedule, the Seller is currently in compliance in all material respects with all applicable legal requirements relating to the employment of the Transferred Employees, including those related to wages, hours, collective bargaining, labor, and the payment and withholding of Taxes and other sums required to be withheld.

(d) The Seller has made available to the Purchaser an accurate and complete list of all Designated Employees (on an anonymized basis if required by applicable Law), setting forth such Person’s (i) name, (ii) current job title, (iii) location of employment, (iv) 2022 annual salary, (iv) current annual salary, (v) length of employment with the Seller, and (vi) 2022 bonus, if any.

(e) Except as set forth on Part 2.18(e) of the Disclosure Schedule (on an anonymized basis if required by applicable Law), the Seller is not party to any material written or oral employment, retention, service or consulting agreement relating to any one or more Transferred Employees; provided that with respect to any such agreements that are terminable at will and without penalty on less than 30 days’ notice, without severance, change in control or similar payments or benefits, only the forms thereof need to be listed on Part 2.18(e) of the Disclosure Schedule.

2.19 Regulation S-X Financials. The Seller represents and warrants to the matters set forth on Part 2.19 of the Disclosure Schedule.

2.20 No Other Representations. The Seller has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, this Agreement and the transactions contemplated hereby. Except for the representations and warranties contained in Section 3 or in any certificates delivered by the Purchaser in connection with the Closing, the Seller acknowledges that neither the Purchaser nor any Person on behalf of Purchaser or any of its Affiliates has made or makes, and the Seller expressly disclaims any reliance upon, any other express or implied representation, warranty or other statement with respect to the Purchaser or with respect to any other

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information provided or made available to the Seller in connection with this Agreement and the transactions contemplated hereby, including information conveyed at management meetings or in due diligence sessions.

3. Representations and Warranties of the Purchaser.

The Purchaser represents and warrants, to and for the benefit of the Seller, as follows:

3.1 Authority; Binding Nature Of Agreements. The Purchaser has all requisite corporate power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by the Purchaser of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except in each case as may be limited by the General Enforceability Exceptions. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Purchaser is a party will constitute the legal, valid and binding obligation of the Purchaser and will be enforceable against the Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.

3.2 Non-Contravention; Consents. Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Purchaser’s certificate of incorporation or bylaws or other organizational documents of the Purchaser;

(b) require the Purchaser to obtain any Consent from any Governmental Body; or

(c) conflict with, violate or result in the breach by the Purchaser of any applicable Law;

(d) conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require the Purchaser or any Purchaser Affiliate to obtain any consent, approval or action of, make any filing with or give any notice to any Person under, give rise to any right of termination or acceleration or right to increase the obligations or otherwise adversely modify the terms under, any Contract to which the Purchaser or any Purchaser Affiliate is a party or by which any of the assets or properties of the Purchaser or any Purchaser Affiliate is bound; or

except, in the case of each of clauses (b), (c) or (d) as would not reasonably be expected to prevent or materially impair or delay any of the Purchaser or the Purchaser’s Affiliates, as applicable, from performing its obligations under this Agreement and the other Transactional Agreements or from consummating the transactions contemplated hereby or thereby.

3.3 R&W Insurance Policy . The Purchaser has provided to the Seller a correct and complete copy of the representations and warranties insurance policy, bound as of the date of this Agreement, between the Purchaser and Euclid Transactional, LLC (collectively the “Insurer(s)”), and any applicable excess representations and warranties insurance policies obtained in connection therewith (collectively, the “R&W Insurance Policy”). The R&W Insurance Policy has not been materially amended or modified, no such material amendment or modification is contemplated, and the commitments contained in the R&W Insurance Policy have not been withdrawn or rescinded in any respect. There are no side letters or other arrangements related to the insuring of the transactions contemplated hereby other

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than as expressly set forth in the R&W Insurance Policy. The Purchaser has paid, or will pay before the due date required by the insurer(s), any premiums and fees due in connection with the R&W Insurance Policy. The R&W Insurance Policy expressly provides that, except in the case of Fraud, no Insurer(s) thereunder has any rights against, and each Insurer(s) thereunder has expressly waived and has agreed not to pursue, directly or indirectly, any claims in connection with this Agreement or the Transactions by way of subrogation, contribution or otherwise against, the Seller or any of its former, current or future Affiliates, or any of its or their respective former, current or future direct or indirect general or limited partners, shareholders, managers, management companies, portfolio companies, equity holders, controlling Persons, members, agents, incorporators, trustees or the Representatives, or the Representatives of any of the foregoing, or any heir, executor, administrator, successor or assign of any of the foregoing, including with respect to any claim made by any insured thereunder (the “R&W Waiver”).

3.4 Absence of Litigation. There are no Proceedings pending or, to the knowledge of the Purchaser, threatened, against the Purchaser or any of its Affiliates seeking to prevent, hinder, modify or delay the transactions contemplated hereby or by the other Transactional Agreements.

3.5 Brokers. No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Seller or any Seller Affiliate in connection with the transactions contemplated by this Agreement and the other Transactional Agreements as a result of any arrangements entered into by the Purchaser or its Affiliates.

3.6 Availability of Funds. The Purchaser will have all of the funds necessary to pay the Purchase Price and consummate the Transactions under this Agreement at the Closing.

3.7 Solvency. Immediately after giving effect to the Transactions, the Purchaser will (a) be able to pay its debts as they become due, (b) own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of all contingent Liabilities) and (c) have adequate capital to carry on its business. No transfer of property is being made by the Purchaser and no obligation has been incurred by the Purchaser in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Purchaser. There are no winding up, bankruptcy or insolvency Proceedings concerning the Purchaser pending, and no events have occurred which would justify such Proceedings.

3.8 No Other Representations. The Purchaser has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Purchased Assets, the Assumed Liabilities, the Business and its operations, condition (financial or otherwise) and prospects. Except for the representations and warranties of the Seller contained in Section 2 or in any other Transactional Agreements or any certificates delivered by the Seller in connection with the Closing, the Purchaser acknowledges that neither the Seller nor any Person on behalf of Seller or any of its Affiliates has made or makes, and the Purchaser expressly disclaims any reliance upon, any other express or implied representation, warranty or other statement with respect to the Seller, the Seller Affiliates, the Purchased Assets, the Assumed Liabilities, the Business and its operations, condition (financial or otherwise) and prospects or with respect to any other information provided or made available to the Purchaser in connection with this Agreement and the transactions contemplated hereby, including information conveyed at management presentations, in the VDR or in due diligence sessions.

4. Pre-Closing Covenants.

4.1 Access And Investigation. The Seller shall ensure that during the Pre-Closing Period, at the reasonable request of the Purchaser and during regular business hours: (a) the Seller, each of

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the Seller Affiliates and each of their respective Representatives provide the Purchaser and its Representatives with reasonable access to the assets, and to all existing books, records, work papers and other documents and information, in each case, relating to the Business and/or the Purchased Assets and (b) the Seller, each of the Seller Affiliates and each of their respective Representatives provide the Purchaser and its Representatives with such copies of existing books, records, work papers and other documents and information relating to the Business and/or the Purchased Assets as the Purchaser may request in good faith; provided, however, that any such access shall be conducted in a manner that complies with Section 4.7 and any applicable COVID-19 Measures, at the Purchaser’s sole expense, at a reasonable time, under the supervision of the Seller’s personnel and in such a manner as to maintain confidentiality and not to materially interfere with the normal operations of the businesses of the Seller and the Seller Affiliates. Notwithstanding anything contained in this or any other agreement between the Purchaser and the Seller executed on or prior to the date hereof, neither the Seller nor any the Seller Affiliates shall have any obligation to make available to the Purchaser or its Representatives, or provide the Purchaser or its Representatives with any information if making such information available would (a) jeopardize any attorney-client or other legal privilege (including tax return preparer privilege) or (b) contravene any applicable Law, fiduciary duty or binding agreement (including any confidentiality agreement to which the Seller or any of the Seller Affiliates is a party) (it being understood that the Seller shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or agreement).

4.2 Operation Of Business.

(a) During the Pre-Closing Period, except (i) as required by this Agreement or any other Transactional Agreement; (ii) as set forth in Part 4.2 of the Disclosure Schedules; (iii) as required by any Law, Order or Governmental Authorization; (iv) in connection with any action taken, or omitted to be taken, in good faith pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in response to COVID-19 as determined by the Seller in its reasonable discretion; or (v) as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall, and it shall cause the Seller Affiliates to use [***] efforts to:

(i) operate and conduct the Business in the Ordinary Course of Business; and

(ii) (A) preserve intact its current business organization, (B) keep available the services of its employees and (C) maintain its relations and good will with all suppliers and customers and other Persons having material business dealings with the Business.

(b) During the Pre-Closing Period, except (i) as required by this Agreement or any other Transactional Agreement; (ii) as set forth in Part 4.2 of the Disclosure Schedule; (iii) as required by any Law, Order or Governmental Authorization; (iv) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in good faith in response to COVID-19 as determined by the Seller in its reasonable discretion; or (v) as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not, and shall cause the Seller Affiliates not to, without the prior written approval of the Purchaser:

(i) sell, lease or otherwise transfer, convey or dispose, or agree, commit or offer (in writing or otherwise) to sell, lease or otherwise transfer, convey or dispose any interest in the Purchased Assets or the Business other than (A) sales of Inventory in the Ordinary Course of Business and (B) disposals of obsolete Inventory;

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(ii) permit, or agree, commit or offer (in writing or otherwise) to permit, any interest in the Purchased Assets or the Business to become subject, directly or indirectly, to any Encumbrance (other than a Permitted Encumbrance);

(iii) transfer, sell, lease, license or otherwise convey or dispose of, or abandon, fail to maintain or allow to lapse, any of the Product IP, other than non-exclusive licenses granted in the Ordinary Course of Business;

(iv) increase the compensation or other benefits arrangements of any of its employees except for increases as required by applicable Law or any Employee Benefit Plan in effect on the date hereof that is (or the form of which is) set forth on Part 2.17(a) of the Disclosure Schedule;

(v) cause or permit the Business to acquire (including by merger, consolidation, share exchange or purchase of all or substantially all the assets of) any Person or business unit thereof;

(vi) except in the Ordinary Course of Business, enter into or renew, cancel, terminate or make any material amendments to, or grant any release or relinquishment of any material rights under, any Seller Contract (or Contract that would be a Material Contract if it had been entered into prior to the date hereof);

(vii) settle, compromise, waive or release any Proceeding relating to the Business or the Purchased Assets,

(viii) vary any inventory practices with respect to any Product in any respect inconsistent with past practice other than in response to bona fide customer orders;

(ix) adopt a plan of complete or partial liquidation or dissolution, recapitalization or other reorganization affecting the Purchased Assets, the Business, or any Product; or

(x) agree, commit or offer (in writing or otherwise) to take any of the actions described in this Section 4.2(b).

4.3 Notification. During the Pre-Closing Period, the Seller shall promptly notify the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement; (c) any Breach of any covenant or obligation of the Seller; and (d) any event, condition, fact or circumstance that may reasonably make the timely satisfaction of any of the conditions set forth in Section 5 or Section 6 impossible or unlikely. No such notification shall be deemed to supplement or amend this Agreement, including for purposes of determining (x) the accuracy of any representation or warranty made by the Seller in this Agreement or in the Seller Closing Certificate or (y) whether any of the conditions set forth in Section 6 has been satisfied. The Parties acknowledge and agree that any failure by Seller to make a notification pursuant to this Section 4.3 shall in no event result in or be deemed a failure of any of the conditions set forth in Article 5 to be satisfied.

4.4 Filings and Consents. The Parties shall use their commercially reasonable efforts to ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) cooperate with each

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other and with the other Party’s Representatives, and prepare and make available such documents and take such other actions as are reasonably necessary or appropriate, in connection with any such filing, notice or Consent; provided, however, that in connection with obtaining any such Consents neither Party nor any of its Affiliates shall be required to make any payment to any Third Party or make any other concession to any Third Party.

4.5 Exclusivity. During the period following the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement pursuant to its terms, the Seller shall ensure that neither the Seller nor any Representative or Seller Affiliate, directly or indirectly: (a) solicits or knowingly encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction; (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser and its Representatives) relating to any proposed Acquisition Transaction; or (c) otherwise cooperate in any effort or attempt to make, implement or accept a proposal from any Person (other than the Purchaser) relating to any Acquisition Transaction. Other than in connection with this Agreement, the Seller, any Representative thereof or Seller Affiliate shall cease any current discussions regarding any Acquisition Transaction and the Seller will promptly notify the Purchaser in the event that the Seller receives any unsolicited indication of interest or proposal concerning an Acquisition Transaction.

4.6 Commercially Reasonable Efforts. The Purchaser will use its commercially reasonable efforts to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable to obtain any Governmental Authorizations that are required to permit the Purchaser to effect the Closing.

4.7 Confidentiality. The parties hereto agree that the initial press release to be issued by each Party with respect to the Transactions following execution of this Agreement shall be in the forms heretofore agreed to by the parties hereto (the “Announcement”). Except for the Announcement, each Party shall ensure that, during the Pre-Closing Period: (a) neither it nor any Representative of it, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of such Party or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that such Party is required by applicable Law to make any such disclosure; and (b) if such Party is required by applicable Law to make any such disclosure, to the extent possible, such Party advises the other Party, at least [***] before making such disclosure, of the nature and content of the intended disclosure.

4.8 R&W Insurance Policy.

(a) [***] will be responsible for paying the premiums, commissions, fees, Taxes and other costs and expenses of procuring and maintaining the R&W Insurance Policy promptly when due and the Seller and the Purchaser shall take all other actions within their respective control in order for the R&W Insurance Policy to be issued at Closing. Except as expressly set forth in this Agreement, neither the Seller nor any Affiliate thereof will have any liability or obligation to indemnify or compensate the Purchaser or any other Person regardless of whether the Purchaser can maintain the R&W Insurance Policy, whether the terms thereof do not provide coverage for any specific type or category of claims or losses, or whether the issuer or underwriter of such policy terminates the same or does not for any reason accept or pay any claims made thereunder. The Purchaser will not, and will cause the insureds not to, waive, amend, modify or otherwise revise the R&W Waiver under the R&W Insurance Policy and the Purchaser will enforce the R&W Waiver under the R&W Insurance Policy. The Purchaser acknowledges and agrees that [***], subject only to the satisfaction or waiver of the conditions to the Closing set forth in Section 5.

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(b) The Seller and each Seller Affiliate shall provide to the Purchaser such cooperation reasonably requested by the Purchaser that is necessary to obtain the R&W Insurance Policy issued in the name of the Purchaser or any of its Affiliates in connection with this Agreement, including by assisting the Purchaser in providing information as may reasonably be requested by any insurance broker or insurance carrier.

4.9 Payment of Accrued Employee Amounts. The Seller shall prepare a special payroll run to pay out (i) all accrued wages, bonuses, retention amounts, salaries and other compensation and employee benefits (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs) due to any Transferred Employees (other than the Purchaser Severance Liabilities and the Retention Amounts) within fifteen (15) Business Days following the Closing; provided that the [***] shall be paid and awarded by Seller in accordance with its past practices and policies for such awards and (ii) the Retention Amounts in accordance with the terms of the retention agreements that are set forth on Part 2.17(a) of the Disclosure Schedule.

4.10 Intellectual Property Recordations. Prior to the Closing, Seller shall use [***] efforts to take the actions set forth on Exhibit G (it being understood that the failure of any of such actions to be completed shall not delay the Closing).

5. Conditions Precedent to the Purchaser’s Obligation to Close. The Purchaser’s obligation to purchase the Business and Purchased Assets and to take the other actions required to be taken by the Purchaser hereunder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser (if permitted by applicable Law), in whole or in part, in writing):

5.1 Accuracy Of Representations.

(a) All of the Fundamental Representations (other than Section 2.10) made by the Seller shall have been true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (in each case other than those Fundamental Representations that are made as of a specified date, in which case as of such date). The Fundamental Representations in Section 2.10 shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made at the Closing Date.

(b) The other representations and warranties made by the Seller in this Agreement shall have been true and correct in all respects as of the date of this Agreement, and shall be true and correct in all respects as of the Closing Date as if made at the Closing Date (in each case other than those representations and warranties that are made as of a specified date, in which case as of such date); in each case disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” or any similar qualifications therein, except where the failure of such representations and warranties to be true and correct as of such date would not, individually or in the aggregate, have a Material Adverse Effect.

5.2 Performance Of Obligations.

(a) Each of the documents referred to in Section 1.10(b) shall have been executed by each of the parties thereto (other than the Purchaser or any Purchaser Affiliate) and delivered to the Purchaser.

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(b) All of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

5.3 No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

5.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of this Transaction by the Purchaser shall have been issued by any court of competent jurisdiction and remain in effect, and no Law shall have been enacted since the date of this Agreement that makes consummation of this Transaction by the Purchaser illegal; provided however, that if there is a temporary restraining order, preliminary or permanent injunction or other order from any court in [***] in relation to [***] that may occur as a result of the Closing, Purchaser shall remain obligated to purchase the Business and Purchased Assets and to take the other actions required to be taken by the Purchaser at the Closing, except for the transferring of [***] for the duration of such restraining order, injunction or other order or the taking of any other action that may be expressly prohibited by such order or injunction.

6. Conditions Precedent to the Seller’s Obligation to Close. The Seller’s obligation to sell the Business and Purchased Assets and to take the other actions required to be taken by the Seller hereunder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller (if permitted by applicable Law), in whole or in part, in writing):

6.1 Accuracy Of Representations. All of the representations and warranties made by the Purchaser in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made at the Closing Date (in each case other than those representations and warranties that are made as of a specified date, in which case as of such date), disregarding all qualifications or limitations as to “materiality” or any similar qualifications therein, except where such failure to be true and correct as of such date, individually or in the aggregate, has not and would not reasonably be expected to prevent or materially impair or delay the Purchaser from performing its obligations under this Agreement and the other Transactional Agreements or from consummating the transactions contemplated hereby or thereby.

6.2 The Purchaser’s Performance.

(a) Each of the documents referred to in Section 1.10(b) shall have been executed by each of the parties thereto (other than the Seller or any Seller Affiliate) and delivered to the Seller.

(b) All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

6.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of this Transaction by the Seller shall have been issued by any court of competent jurisdiction and remain in effect, and no Law shall have been enacted since the date of this Agreement that makes consummation of this Transaction by the Seller illegal; provided however, that if there is a temporary restraining order, preliminary or permanent injunction or other order from any court in [***] in relation to [***] that may occur as a result of the Closing, Seller shall remain obligated to sell

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the Business and Purchased Assets and to take the other actions required to be taken by the Seller at the Closing, except for the [***] for the duration of such restraining order, injunction or other order or the taking of any other action that may be expressly prohibited by such order or injunction.

7. Termination.

7.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the Purchaser if (i) there is a material Breach of any representation, warranty, covenant or obligation of the Seller and such Breach shall not have been cured within thirty (30) days after the delivery of written notice thereof to the Seller to the extent such Breach would cause the related condition precedent to Closing not to be satisfied, provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(a) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6;

(b) by the Seller if (i) there is a material Breach of any representation, warranty, covenant or obligation of the Purchaser and such Breach shall not have been cured within thirty (30) days after the delivery of written notice thereof to the Purchaser to the extent such Breach would cause the related condition precedent to Closing not to be satisfied, provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 5;

(c) by the Purchaser or the Seller if the Transactions shall not have been consummated by April 30, 2023; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; provided, further if a Party has initiated any Proceeding to specifically enforce this Agreement, the other Party shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) while such Proceeding is still pending; or

(d) by the mutual written consent of the Purchaser and the Seller.

7.2 Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Sections 7.1(a) or 7.1(c), the Purchaser shall deliver to the Seller a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Sections 7.1(b) or 7.1(c), the Seller shall deliver to the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

7.3 Effect Of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties shall terminate; provided, however, that: (a) no Party shall be relieved of any obligation or other Liability arising from any knowing and intentional Breach by such Party of any provision of this Agreement; (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 7.3 and in Section 7.4 and Section 10; and (c) the Parties shall, in all events, remain bound by and continue to be subject to Section 4.7.

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7.4 Nonexclusivity Of Termination Rights. The termination rights provided in Section 7.1 shall not be deemed to be exclusive. Accordingly, the exercise by any Party of its right to terminate this Agreement pursuant to Section 7.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other applicable Law, at common law, in equity or otherwise).

8. Indemnification, Etc.

8.1 Survival of Representations, Warranties and Covenants.

(a) The representations, warranties, covenants and agreements of the Parties set forth in this Agreement and in any certificate delivered pursuant to this Agreement (other than the Fundamental Representations) shall terminate and expire as of, and shall not survive, the Closing. The Fundamental Representations shall survive the Closing and continue in full force and effect until 11:59 p.m. (California time) on the date that is [***] following the Closing Date (the “Expiration Date”); provided, however, that if a Claim Notice relating to any Fundamental Representation is given to the Seller on or prior to the Expiration Date, then, notwithstanding anything to the contrary contained in this Section 8.1(a), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each claim made prior to the Expiration Date (including any indemnification claim asserted by any Purchaser Indemnitee under Section 8.2) that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach of such representation or warranty has been fully and finally resolved. The covenants and agreements set forth in this Agreement that by their terms are to be performed and complied with following the Closing shall survive the Closing in accordance with their terms.

(b) Notwithstanding anything to the contrary contained in this Agreement, the foregoing limitations shall not be applicable in respect of claims based on Fraud.

(c) It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(d) The Purchaser Indemnitees shall use [***] efforts to pursue and collect insurance proceeds available to them with respect to any Damages that are subject to indemnification under Section 8.2(a); provided that, [***] efforts will not require the Purchaser Indemnitiees to commence litigation or arbitration against the Insurers, and no Indemnified Person will be required to pursue a R&W Insurance Policy if Damages are not recoverable on account of restrictions, limitations, retentions or exclusions contained in or applicable to the R&W Insurance Policy.

8.2 Indemnification by the Seller. The Seller and each Seller Affiliate shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Indemnifiable Claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

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(a) any Breach of any Fundamental Representation made by the Seller (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty);

(b) any Breach of any covenant or obligation of the Seller contained in this Agreement; and

(c) any Excluded Liability.

8.3 Limitations on Indemnification.

(a) The Purchaser Indemnitees shall be entitled to bring indemnification claims directly against the Seller and each Seller Affiliate pursuant to this Article 8; provided, however, that in no event shall the liability of the Seller and each Seller Affiliate for any indemnification claim under Section 8.2(a) to (c) exceed the amount of the Closing Consideration.

(b) The amount of any Damages that are subject to indemnification under this Article 8 shall be calculated net of the amount of any insurance proceeds, indemnification payments or reimbursements actually received by the Purchaser Indemnitees from third parties (other than the Seller and Seller Affiliates) in respect of such Damages (net of any costs or expenses incurred in obtaining such insurance (except the premium to obtain the R&W Insurance Policy), indemnification or reimbursement, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery).

(c) Any Damages for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.

8.4 Indemnification by the Purchaser. The Purchaser and each Purchaser Affiliate shall hold harmless and indemnify the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Indemnifiable Claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any Breach of any representations or warranties made by the Purchaser contained in this Agreement;

(ii) any Breach of any covenant or obligation of the Purchaser contained in this Agreement; and

(iii) any Assumed Liability.

8.5 Exclusivity of Indemnification Remedies. Each of the Parties agrees that, except for such equitable remedies as may be available to enforce the covenants and agreements of the Parties that by their terms are to be performed and complied with after the Closing Date, following the Closing the indemnification provisions in this Section 8 shall be the sole and exclusive legal remedy of such party for any and all claims against the other Parties and their respective Affiliates for Damages under this Agreement; provided, however, that the foregoing sentence shall not be (x) deemed a waiver by any party of any right or remedy arising by reason of any claim based on any Fraud or (y) affect any rights or remedies under the Manufacturing and Supply Agreement or the Transition Services Agreement.

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8.6 Indemnification Procedures.

(a) Notice of Claims. Any indemnified party making a claim for indemnification pursuant to Section 8.2 or Section 8.4 (as applicable, an “Indemnified Party”) must give the Seller, in the case of a claim for Damages by a Purchaser Indemnitee, or the Purchaser, in the case of a claim for Damages by a Seller Indemnitee (as applicable, the “Indemnifying Party”), written notice (a “Claim Notice”) of such claim describing such claim and the nature and amount of such Damages, to the extent that the nature and amount thereof are determinable at such time, promptly after the Indemnified Party receives any written notice of any Proceeding against or involving the Indemnified Party by a Third Party (a “Third Party Proceeding”) or otherwise discovers the Liability, obligation or facts giving rise to such claim for indemnification; provided, however, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 8.2 or Section 8.4, as the case may be, except to the extent that the defenses available to such Indemnifying Party are actually and materially prejudiced as a result thereof.

(b) Control of Defense. In the event that an Indemnified Party becomes aware of a Third Party Proceeding which constitutes a matter for which either (i) the Indemnified Party is entitled to indemnification under Section 8.2 or Section 8.4, as applicable, or (ii) if determined adversely to the Indemnified Party, would provide a basis for a claim for indemnification under Section 8.2 or Section 8.4, as applicable (each such claim, a “Third Party Indemnifiable Claim”), and with respect to the defense of such Third Party Indemnifiable Claim, and subject to the limitations on settlement set forth in Section 8.6(c), the Indemnified Party shall assume and control the settlement and defense of such Proceeding and appoint and select lead counsel. The Indemnified Party shall keep the Seller or the Purchaser, as applicable, reasonably informed of the defense of such Proceeding by providing copies of any pleadings or other material communications, to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party. The Indemnifying Party shall (and shall cause its respective Affiliates to) provide reasonable cooperation to the Indemnified Party in connection with the defense or settlement of such Proceeding, including by making available, at the Indemnified Party’s expense, such witnesses, records, materials and other information in such Person’s possession or under such Person’s control as may be reasonably requested by the Indemnifying Party.

(c) Settlement of Claims. The Indemnified Party may not settle or compromise any Proceeding for which a Claim Notice has been provided in accordance with Section 8.6(a) without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed) and such written consent shall be deemed to have been given unless the Indemnifying Party has objected within fifteen (15) calendar days after a written request for such consent by the Indemnified Party. The amount paid in the settlement or resolution of any such claim to the Third Party claimant shall not be determinative of the existence of or amount of Damages relating to such matter that the Indemnifying Party is liable to any Indemnified Party under Section 8.2 or Section 8.4, as applicable.

8.7 Tax Treatment of Indemnification Payments. To the extent permitted by applicable Law, the Parties hereto agree to treat any indemnity payment made pursuant to this Section 8 as an adjustment to the Purchase Price for Tax purposes.

9. Additional Agreements.

9.1 Further Assurances. Each of the parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Transactional Agreements and give effect to the Transactions, including the execution and delivery of such assignments, deeds and other documents as may be reasonably necessary to transfer

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any Purchased Assets or Assumed Liabilities as provided in this Agreement. Without limiting the foregoing, from and after the Closing (a) the Seller shall (and shall cause the Seller Affiliates to) do all things necessary, proper or advisable under applicable Law as reasonably requested by the Purchaser (i) to, at the Purchaser’s sole expense, put the Purchaser in actual possession, ownership and control of the Purchased Assets and Purchaser shall cooperate with Seller for such purposes and (ii) to assure that the Seller and the Seller Affiliates, rather than Purchaser or any of its Affiliates, are the obligors in respect of all Excluded Liabilities and (b) the Purchaser shall do all things necessary, proper and advisable under applicable Law as reasonably requested by the Seller (i) to transfer to the Seller (or such other Person as the Seller shall indicate) any Excluded Assets that Purchaser or any of its Affiliates may possess and (ii) to assure that the Purchaser, rather than the Seller or any Seller Affiliate, is the obligor in respect of all Assumed Liabilities, and the Seller shall cooperate with the Purchaser for such purposes. The Purchaser shall, upon the request of the Seller, and [***] to the Seller [***], make the Transferred Employees available at reasonable times and cooperate in all reasonable respects with the Seller and the Seller Affiliates in the preparation for, and defense of, any lawsuit, arbitration or other Proceeding (whether disclosed or not disclosed in the Disclosure Schedule) filed or claimed against the Seller or any of its Affiliates or any of the respective agents, directors, officers and employees of the Seller and its Affiliates, whether currently pending or asserted in the future, concerning the operation or conduct of the Business prior to the Closing Date (including in each case by making Transferred Employees available at reasonable times to provide information and discovery documentation, take depositions and testify).

9.2 Publicity. Without limiting the generality of anything contained in Section 4.7 and except for the Announcement, each Party shall ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of any Party without the other Party’s prior written consent; (b) each Party continues to keep the terms of this Agreement and the other Transactional Agreements strictly confidential; and (c) each Party keeps strictly confidential and does not use or disclose to any other Person, any non-public document or other non-public information that relates directly or indirectly to the Business, Purchased Assets, the other Party and the other Party’s Affiliates, except, in each case, to the extent that such Party is required by applicable Law to make any such disclosure; provided, however, if such Party is required by applicable Law to make any such disclosure, to the extent possible, such Party advises the other Party, at least [***] before making such disclosure, of the nature and content of the intended disclosure.

9.3 Bulk Sales Requirements. Each of the Parties waives compliance with any applicable bulk sales, bulk transfers or similar Laws, including the Uniform Commercial Code Bulk Transfer provisions. All Liabilities arising out of the failure to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities. The Seller agrees to pay and discharge in due course and will indemnify and hold harmless the Purchaser from and against all claims made by creditors of the Seller, including expenses and attorneys’ fees incurred by the Purchaser in defending against such claims.

9.4 Non-Transferable Contracts. If there are any Consents to assign a Seller Contract that have not been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), neither this Agreement nor the Transactional Agreements nor any other document related to the consummation of the Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and for a period of [***] following the Closing, the Parties shall use [***] efforts, and cooperate with each other, to obtain the Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Consents relating to any Restricted Material Contract, the Parties shall cooperate with each other in any [***] and lawful

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arrangements designed to provide to the Purchaser the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of the Purchaser of any and all rights of the Seller against a Third Party thereunder) and to cause the Purchaser to bear the burdens of such Restricted Material Contract (and if such arrangements are made, the Purchaser shall indemnify the Seller and the Seller Affiliates for any Liabilities arising out of such Restricted Material Contract) for its term. Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, the Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to the Purchaser, and the Purchaser shall assume the obligations under such Restricted Material Contract assigned to the Purchaser from and after the date of assignment to the Purchaser pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Bill of Sale and Assumption Agreement (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer).

9.5 Non-Transferable Assets. Except as set forth above with respect to Restricted Material Contracts, from and after the Closing, with respect to each Purchased Asset which is not assignable or transferable to the Purchaser at the Closing (each a “Non-Transferable Asset”), until the earlier to occur of (a) such time as such Non-Transferable Asset shall be properly and lawfully transferred or assigned to the Purchaser, (b) such time as the material benefits intended to be transferred or assigned to the Purchaser have been procured by alternative means and (c) the date that is [***] following the Closing, (i) the Non-Transferable Assets shall be held by the Seller exclusively for the benefit of the Purchaser and (ii) the Seller and the Purchaser shall cooperate in any good faith, [***] arrangement designed to provide or cause to be provided to the Purchaser the material benefits intended to be transferred or assigned to the Purchaser under each of the Non-Transferable Assets and to cause the Purchaser to bear the burdens of the Non-Transferable Assets (and if such arrangements are made, the Purchaser shall indemnify the Seller and the Seller Affiliates for any Liabilities associated with each of the Non-Transferable Assets), in furtherance thereof, to the extent permitted under the terms of each such Non-Transferable Asset and under applicable Law.

9.6 Non-Competition; Non-Solicitation.

(a) The Seller acknowledges that the Seller and the Seller Affiliates have each received and have been privy to confidential information and trade secrets of the Business and with respect to the Purchased Assets. The Seller further acknowledges that the Purchaser has a legitimate interest in ensuring that such confidential information and trade secrets remain confidential and are not disclosed to Third Parties. Thus, to avoid the actual or threatened misappropriation of such confidential information and trade secrets, to preserve the value and goodwill of the Purchased Assets and the Business being acquired by the Purchaser pursuant to this Agreement, and in light of the substantial consideration being paid to the Seller as a result of the Transactions, the Seller agrees that, at all times during the period beginning on the Closing Date and ending on [***] (such period, the “Restricted Period”), the Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, engage or participate in any Restricted Activity anywhere in the world.

(b) During the Restricted Period, the Seller shall not, and shall not permit any of Seller Affiliates to directly or indirectly, personally or through others, solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Transferred Employees, unless such individual is (i) no longer in the employ of the Purchaser or its subsidiaries or (ii) solicited through general non-targeted solicitation or advertisement in print media, online or through an employment agency (in which case such individual may be hired as a result of such solicitation).

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(c) During the Restricted Period, the Purchaser shall not, and shall not permit any of its controlled Affiliates to directly or indirectly, personally or through others, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any individual who is on the Closing Date an employee of the Seller or any Seller Affiliate (other than the Transferred Employees) and that the Purchaser first came into contact with in connection with the process leading up to the execution and delivery of this Agreement or in connection with the consummation of the transactions contemplated by this Agreement or the other Transactional Agreements, unless such individual is (i) no longer in the employ of the Seller or any Seller Affiliate, (ii) contacted or solicited through general non-targeted solicitation or advertisement in print media, online or through an employment agency (in which case such individual may be hired as a result of such solicitation) or (iii) set forth on the list titled “Sam – Exceptions to Purchaser No-Solicit” provided by or on behalf of Seller to Purchaser on or prior to the date of this Agreement.

(d) The covenants set forth in Section 9.6(a) and 9.6(b) shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the world. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants set forth in Section 9.6(a) and 9.6(b) hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. To the extent that the provisions of Section 9.6(a) and 9.6(b) hereof are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.

(e) Each Party (on behalf of itself and its Affiliates) has considered the restraints imposed upon, on the one hand, the Seller and its controlled Affiliates and, on the other hand, the Purchaser and its controlled Affiliates, and is in full accord as to the necessity of such restrictive covenants for the reasonable and proper protection of, on the one hand, the Purchaser, its controlled Affiliates and the Business and, on the other hand, the Seller and its controlled Affiliates and their respective businesses, and agrees that each commitment and restraint imposed by the provisions of this Section 9.6 is fair and reasonable with respect to subject matter, geographic scope and time period. It is expressly understood and agreed that although the Seller and the Purchaser consider such covenants to be fair and reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Section 9.6 is an invalid or unenforceable restriction against the Seller, any of its controlled Affiliates, the Purchaser or any of its controlled Affiliates, the provisions of this Section 9.6 shall not be rendered void but shall be deemed amended to apply to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein, which shall be given full force and effect without regard to such finding.

9.7 General Release. From and after Closing Date, (a) the Seller, on behalf of itself and the Seller Affiliates (each a “Seller Releasing Person”), hereby forever releases and discharges the Purchaser, its Affiliates or any of their respective Representatives, predecessors, successors, related entities, assigns or the like or any persons acting by, through, under or in concert with, any of them (collectively, the “Released Purchaser Persons”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Purchaser Person, that any Seller Releasing Person has or ever

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had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Business, this Agreement or the other Transactional Agreements or the transactions contemplated hereby and thereby and (b) the Purchaser, on behalf of itself and its Affiliates (each a “Purchaser Releasing Person”), hereby and forever discharges the Seller, its Affiliates or any of their respective Representatives, predecessors, successors, related entities, assigns or the like or any persons acting by, through, under or in concert with, any of them (collectively, the “Released Seller Persons”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Seller Person, that any Purchaser Releasing Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of this Agreement or the other Transactional Agreements or the transactions contemplated hereby and thereby; except that neither clause (a) nor clause (b) of this Section 9.7 applies to or shall constitute a release or discharge of (i) any rights or obligations to the extent arising under this Agreement, any Transactional Agreement or any certificate or other instrument delivered by or on behalf of either Party pursuant to this Agreement or (ii) any claim based on Fraud of any of the Released Purchaser Persons or Released Seller Persons.

9.8 Employees and Related Matters.

(a) Transferred Employees. The Purchaser shall (or shall cause one of its Purchaser Affiliates listed on Part 9.8(a)(i) of the Disclosure Schedule or a third party professional employer organization listed on Part 9.8(a)(ii) of the Disclosure Schedule to) offer employment to, or contract with the applicable existing third party professional employer organization to continue the employment relationship of, each of the employees of the Seller listed on Part 9.8(a)(iii) of the Disclosure Schedule (the “Designated Employees”) on terms and conditions [***] and that otherwise comply with this Section 9.8; provided that Seller shall be permitted to postpone the transfer date of the respective employment relationship with the Designated Employees who are employees of [***] until [***] at the latest, or cancel such transfer in connection with [***], and the offers shall contemplate such possibility. Each offer of employment made pursuant to this Section 9.8(a) must comply with the timing requirements set forth on the list labeled “Offer Calendar” provided from the Seller to the Purchaser on the date of this Agreement (the “Offer Calendar”), including the requirement for a [***] to be extended by the specified deadline (if applicable), the deadline for [***], the [***], the [***] and the [***]. Purchaser shall notify Seller within [***] of making any offer to any Designated Employee, or any Designated Employee accepting or rejecting any offer. The Designated Employees who accept employment with the Purchaser or one of its Affiliates shall, effective upon commencement of employment with the Purchaser or one of its Affiliates, be referred to herein as “Transferred Employees”. The Designated Employees who do not accept employment with the Purchaser or the Purchaser Affiliates as of the Closing Date shall be referred to as the “Non-Transferring Employees”. The other employees of the Seller and its Affiliates who are not Designated Employees shall be referred to collectively herein as “Non-Designated Employees”. With respect to any Designated Employee who will provide services to the Purchaser pursuant to the Transition Services Agreement following the Closing, such Designated Employee shall be deemed to be a Transferred Employee for the purposes of this Agreement solely upon the date such individual commences employment with the Purchaser or one of its Affiliates and for such employees the terms Closing and Closing Date in this Section 9.8 shall mean the date on which such individual’s employment with the Purchaser or one of its Affiliates commenced. Prior to such date, such individual shall be deemed to be a Non-Transferring Employee for the purposes of this Agreement.

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(b) Terms and Conditions of Employment. For a period of [***] following the Closing Date, the Purchaser shall, or shall cause a Purchaser Affiliates or third-party professional employer organization, as applicable, to provide each Transferred Employee with compensation and employee benefits that are [***] to such Transferred Employee to the compensation and employee benefits provided to such Transferred Employee immediately prior to the Closing Date.

(c) Severance.

(i) The Purchaser shall be solely responsible for, and shall indemnify and hold harmless the Seller from, all Severance Liabilities arising out of, relating to or in connection with (i) the failure of the Purchaser or any Purchaser Affiliate [***], to any Designated Employee in accordance with Section 9.8(a) and applicable Law or (ii) [***] of any Transferred Employee by the Purchaser, any Purchaser Affiliate or any third-party professional employer organization [***] (the “Purchaser Sole Severance Liabilities”). The Seller shall be solely responsible for, and shall indemnify and hold harmless the Purchaser from, (i) all Severance Liabilities relating to any Non-Designated Employee and (ii) any Excess Severance Liability (the “Seller Sole Severance Liabilities”). With respect to any Severance Liabilities (other than the Purchaser Sole Severance Liabilities and the Seller Sole Severance Liabilities) arising out of, relating to or in connection with any Designated Employee’s (an “Objecting Employee”) (i) [***], (ii) [***] set forth on the Offer Calendar or (iii) [***] (including in each case as a result of such [***] as those under which such Designated Employee is employed with Seller or a Seller Affiliate immediately prior to the Closing Date) (“the Objecting Employee Severance Liabilities”) the following shall apply: (A) the Seller shall be solely responsible for, and shall indemnify and hold harmless the Purchaser from any Objecting Employee Severance Liabilities in an amount up to $[***] less the [***] (if any) (such difference, the “Seller Cap”) (provided that the Seller Cap shall be no less than $0); (B) the Purchaser shall be solely responsible for, and shall indemnify and hold harmless the Seller from any Objecting Employee Severance Liabilities exceeding the Seller Cap, provided that the Purchaser’s liability under this clause (B) shall be capped at an amount of $[***] less the [***] (such difference the “Purchaser Cap” and the sum of the Seller Cap plus the Purchaser Cap, the “Combined Cap”) (provided that the Purchaser Cap shall be no less than $0); and (C) the Seller and the Purchaser shall [***] any Objecting Employee Severance Liabilities [***] (the “Shared Severance Liabilities”). The Seller’s Liabilities described in clause (A) of this Section 9.8(c), the Seller Sole Severance Liabilities and the Seller’s share of the Shared Severance Liabilities are herein referred to as the “Seller Severance Liabilities”; the Purchaser’s Liabilities described in clause (B) of this Section 9.8(c), the Purchaser Sole Severance Liabilities and the Purchaser’s share of the Shared Severance Liabilities are herein referred to as the “Purchaser Severance Liabilities”.

(ii) The Purchaser may offer any Designated Employee [***] a signing bonus (each, a “[***] Signing Bonus”) in their Employment Offer in an amount [***] on the list labeled “[***]” provided from the Seller to the Purchaser on the date of this Agreement. Subject to Section 9.8(c), the Seller shall be solely responsible for, and shall indemnify and hold harmless the Purchaser from, [***] of the cost of any [***] Signing Bonus (the aggregate Seller liability pursuant to this sentence, the “Seller [***] Signing Bonus Reimbursement” and the aggregate remaining Purchaser liability for the [***] Signing Bonuses, the “Purchaser [***] Signing Bonus Cost”). The Purchaser shall be solely responsible for, and shall indemnify and hold harmless the Seller from, the Purchaser [***] Signing Bonus Cost.

(d) COBRA. The Seller is wholly responsible for complying with all applicable health care continuation coverage requirements under COBRA and related state Laws with respect to the employees of the Seller and the Seller Affiliates as to qualifying events that occur on or prior to the Closing Date, and the Purchaser is wholly responsible for complying with such coverage requirements with respect

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to employees employed by the Purchaser, the Purchaser Affiliates or any third party professional employer organization from and after the Closing Date who have qualifying events that occur after the Closing.

(e) Mutual Cooperation. Subject to applicable Law (including any privacy Laws), and the Parties’ execution of an appropriate personal data transfer agreement, the Seller and each Seller Affiliate shall provide promptly to the Purchaser, at the Purchaser’s request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees with the Seller (and predecessors and Affiliates of the Seller) prior to the Closing Date. The Seller and the Purchaser shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 9.8.

(f) Benefit Plans. Except as otherwise set forth in this Section 9.8, the Seller and its Affiliates shall retain all Liabilities in respect of any employee benefit plan of any kind or nature which any of them has sponsored, sponsors, has contributed to or contributes to, whether incurred on, prior to, or after the Closing Date. No assets or liabilities of any employee benefit plan shall be transferred to the Purchaser or any of its Affiliates or any employee benefit plan maintained by any of them except as specified in Section 9.8. All claims incurred by Transferred Employees or their covered dependents on or prior to the Closing Date under any employee benefit plan sponsored by any Seller or Seller Affiliate or to which any Seller or Seller Affiliate contributes shall be covered pursuant to the terms and conditions of such benefit plans. For purposes of this Agreement, (i) a claim for health benefits will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the individual claiming such benefit, (ii) a claim for sickness, accident or disability benefits based on an injury or illness occurring on or prior to the Closing Date will be deemed to have been incurred prior to the Closing Date and (iii) in the case of any claim for benefits other than health, sickness, accident or disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim.

(g) No Third-Party Beneficiaries. Notwithstanding anything in this Section 9.8 to the contrary, nothing contained herein, whether express or implied, shall be treated as an establishment, amendment or other modification of any benefit plan. The Seller and the Purchaser acknowledge and agree that all provisions contained in Section 9.8(a)-(f) are included for their sole benefit, and that nothing in Section 9.8(a)-(f), whether express or implied, shall create any third party beneficiary or other rights in any other Person, including any employee of the Seller or the Seller Affiliates, any participant in any benefit plan or employee benefit plan of the Seller or the Seller Affiliates, or any dependent or beneficiary thereof.

9.9 Retention of and Access to Records. Each of the Parties shall preserve, for a period consistent with each Party’s record retention policies or such longer period as required under applicable Law, all pre Closing records possessed or to be possessed by such Party to the extent relating to the Business. After the Closing Date, for a period consistent with each Party’s record retention policies or such longer period as required under applicable Law, upon any reasonable request from a Party or its Representatives, the Party holding such records shall:

(a) provide to the requesting Party or its Representatives reasonable access to such records during normal business hours; and

(b) permit the requesting Party or its Representatives to make copies of such records, in each case at no cost to the requesting Party or its Representatives (other than for reasonable out-of-pocket expenses); provided, however, that

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(i) nothing herein shall require the Seller or any Seller Affiliates to make available to the Purchaser or its Representatives, or provide the Purchaser or its Representatives with, Tax Return filed by the Seller or any of its Affiliates or predecessors or any related material that does not relate solely to the Purchased Assets or the Business;

(ii) nothing herein shall require either Party to disclose any information to the other if such disclosure would jeopardize any attorney client or other legal privilege or contravene any applicable Law or legal obligation (it being understood that each Party shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the other Party to occur without so jeopardizing privilege or contravening such Law); and

(iii) any disclosure permitted under this Section 9.9 will be subject to the respective Party’s confidentiality obligations hereunder. Such records may be sought under this Section 9.9 for any reasonable business purpose, including to the extent reasonably required in connection with the audit, accounting, Tax, litigation, federal securities disclosure or other similar needs of the Party seeking such records.

(c) Notwithstanding the foregoing, for a period of [***] following the Closing, any and all such records relating to the Business may be destroyed by a Party only if such destroying Party sends to the other Party written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the [***] following such notice unless the other Party notifies the destroying Party that such other Party desires to obtain possession of such records, in which event the destroying Party shall transfer the records to such requesting Party and such requesting Party shall pay all reasonable expenses of the destroying Party in connection therewith.

9.10 Trademarks; Trade Names; Service Marks.

(a) [***] after the Closing Date, the Seller shall (and shall cause each of its Affiliates to) eliminate all use of all of the Marks included in the Product IP (other than as necessary to perform its obligations under this Agreement and any other Transactional Agreements), in any of their forms or spellings, including on all products, signage, vehicles, properties, tools, machinery, advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts, business documents and marketing materials in any countries.

(b) [***] after the Closing Date (and in no event later than [***] thereafter), the Purchaser shall (and shall cause each of its Affiliates to) eliminate all use of all of the Seller Marks, in any of their forms or spellings, including on all products, signage, vehicles, properties, tools, machinery, advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts, business documents and marketing materials in any countries. Except as provided under this Section 9.10, no right to use the Seller Marks is granted by the Seller or any Seller Affiliate to the Purchaser or its Affiliates, whether by implication or otherwise.

(c) Effective as of the Closing, the Seller (on behalf of itself and each applicable Seller Affiliate), hereby grants to the Purchaser and the Purchaser Affiliates a non-exclusive, non-transferable, fully-paid and royalty-free limited license (without the right to sublicense) to use, solely in connection with the conduct of the Business and in the identical manner as used by the Seller prior to the Closing, the Seller Marks for a period commencing on the Closing Date and, subject to Section 9.10(a) above, not to exceed the date that is [***] following the Closing. The Purchaser acknowledges and agrees that (i) as between the Parties, the Seller or the applicable Seller Affiliate owns all right, title and interest in and to the Seller Marks, (ii) no rights are granted, and by virtue of the transactions set forth herein the Purchaser does not

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obtain any rights, under any Seller Marks, (iii) it shall not, and shall ensure that its Affiliates do not, use in any manner any Seller Mark or any trademark confusingly similar to any Seller Mark except as expressly permitted hereunder, and (iv) the Purchaser shall immediately cease the use of any Seller Mark upon receipt of notice from the Seller that such use is inconsistent with the limited rights granted under this Section 9.10.

9.11 Tax Matters.

(a) The Seller and the Purchaser shall use commercially reasonable efforts to (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such Tax Return, audit, examination or proceeding, and (iii) provide the other with any final determination of any such audit or examination proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially), in each case, relating to the Purchased Assets or the Business.

(b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a Straddle Period shall be apportioned between the Seller (on behalf of itself and each applicable Seller Affiliate), on the one hand, and the Purchaser (on behalf of itself and each applicable Purchaser Affiliate), on the other hand, as of the Closing based on the number of days of such taxable period ending on the date of the Closing (each such portion of such taxable period, a Pre-Closing Tax Period) and the number of days of such taxable period after the Closing (each such portion of such taxable period, a Post-Closing Tax Period). The Seller (on behalf of itself and each applicable Seller Affiliate) shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Purchaser (on behalf of itself and each applicable Purchaser Affiliate) shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, the Seller and the Purchaser, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.11(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within 20 days after delivery of such statement. In the event that the Seller, on the one hand, or the Purchaser, on the other hand, shall make any other payment for which it is entitled to reimbursement under this Section 9.11(b), the other Party shall make such reimbursement promptly but in no event later than 20 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c) The Parties intend for U.S. federal and all applicable state and local income Tax purposes that any liability that is assumed by the Purchaser in connection with the Transactions that is attributable to deferred revenue shall not be treated as giving rise to taxable income of the Purchaser or its Affiliates under James M. Pierce Corp. v. Commissioner, 326 F.2d 67 (8th Cir. 1964). Except as otherwise required by applicable Law or by a taxing authority in connection with a Tax related Proceeding, none of the Parties shall take a Tax position inconsistent with this Section 9.11(c) on any Tax Return or otherwise.

(d) The Purchaser and the Seller agree to utilize or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320, with respect to wage reporting in respect of Transferred Employees.

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For purposes of this Section 9.11, unless clearly indicated to the contrary, all references to “Seller” shall be deemed to also refer to any Seller Affiliate that transfers any Purchased Asset or any Assumed Liability to the Purchaser or any Purchaser Affiliate in connection with the Transactions.

9.12 Release of Guarantees. The Purchaser shall cooperate with the Seller and the Seller Affiliates to obtain the return or release of all bonds, security, credit support, parent guarantees and indemnifications as set forth on Part 9.12 of the Disclosure Schedule, and, to effectuate such return or release, the Purchaser shall, to the extent required, post its own bonds, letters of credit, parent guarantees, indemnifications and other security in substitution therefor. If, notwithstanding the Purchaser’s compliance with the foregoing sentence, any such bonds, security, credit support, parent guarantees or indemnifications remain outstanding following the Closing, the Purchaser shall indemnify and hold harmless the Seller and the Seller Affiliates from and against all Damages suffered or incurred by them in connection with such bonds, security, credit support, parent guarantees or indemnifications.

9.13 Delivery of Financial Statements At the latest on the day that is [***] after the Closing Date, the Seller shall provide the Purchaser with audited abbreviated financial statements for the Business for the financial year ended on December 31, 2022, which financial statements shall meet the presentation requirements set forth in § 210.3-05(e) of Regulation S-X (the “Abbreviated Financials”) and information reasonably requested by the Purchaser and necessary to prepare any applicable pro forma financial information required to be filed by the Purchaser with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Article II of Regulation S-X; provided, however, that the Purchaser will execute such acknowledgments and releases as are requested by the Seller’s independent certified public accountants with respect to the receipt and use of the Abbreviated Financials. Without limiting the foregoing, for purposes of complying with Section 210.3.05 of Regulation S-X, the Purchaser will request from the Seller’s independent certified public accountants customary consent for inclusion or incorporation by reference of the audit report in respect of the Abbreviated Financials in the Purchaser’s filings with the SEC. The Seller will (A) use [***] efforts to obtain such consent from the Seller’s independent certified public accountants and (B) otherwise cooperate with the Purchaser in good faith in connection with the use of the Abbreviated Financials referred to in the foregoing clause (A) in any filing by the Purchaser with the SEC, including any reasonable requests from the Purchaser to the Seller’s independent certified public accountants in connection with any use of the Abbreviated Financials in any filing by the Purchaser with the SEC (subject, in each case, to the execution by the Purchaser of any necessary acknowledgments, releases and consents reasonably requested by the Seller’s independent certified public accountants). The [***] shall pay [***] for [***] to be retained by [***] in connection with complying with the delivery of the Abbreviated Financials to the Purchaser; provided, however, in no event shall the [***] be required to pay [***] for any other fees, costs, or expenses incurred now or in the future by [***] for or in connection with complying with its obligations under this Section 9.13.

9.14 Inventory and Open Purchase Orders. Within fifteen (15) Business Days after the Closing, the Seller shall deliver to the Purchaser a materially accurate (i) breakdown of the Inventory as of the Closing Date and (ii) list of open purchase orders forming part of the Seller Contracts and Shared Contracts.

9.15 Intellectual Property Recordations. To the extent the actions set forth on Exhibit G are not completed prior to the Closing, the Seller shall continue to use [***] efforts to take the actions set forth on Exhibit G for up to [***] after the Closing Date. At the Seller’s request, the Purchaser agrees to reasonably cooperate with the Seller in carrying out such actions.

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10. Miscellaneous Provisions.

10.1 Fees and Expenses. Subject to Section 1.11 (Transfer Taxes) and [***], each Party shall bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of itself.

10.2 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

if to the Seller:

Luminex Corporation

12212 Technology Blvd., Suite 130

Austin, TX 78727

Email: [***]

Attention: Ulisse Spada (Group General Counsel)

with a copy to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY 10022

Attn: Damien Zoubek

Olaf Ehlers

Email: [***]

[***]

if to the Purchaser:

Cytek Biosciences, Inc.

47215 Lakeview Boulevard

Fremont, California 94538

Attn: Allen Poirson, Sr. Vice President, Business and Corporate Development

Email: [***]

with a copy to:

Cytek Biosciences, Inc.

47215 Lakeview Boulevard

Fremont, California 94538

Attn: Valerie Barnett, Esq., General Counsel

Email: [***]

and

Cooley LLP

3175 Hanover Street

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Palo Alto, CA 94304

Attn: Gordon Ho, Esq.

Rishab Kumar, Esq.

Email: [***]

[***]

10.3 Time Of The Essence. Time is of the essence of this Agreement.

10.4 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it. Signatures may be any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com.

10.6 Governing Law; Venue.

(a) This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(b) To the fullest extent permitted by applicable Law, each Party (i) agrees that any Proceeding by such Party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought only in the Court of Chancery of the State of Delaware, and only if such court lacks subject matter jurisdiction, any other state or federal court sitting in the city of Wilmington, Delaware, and any appellate court therefrom; (ii) agrees to submit to the exclusive jurisdiction of such courts for purposes of all legal proceedings arising out of, or in connection with, this Agreement, the other Transactional Agreements or the transactions contemplated hereby or thereby; (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Proceeding brought in such a court or any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum; (iv) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.2 or any other manner as may be permitted by Law shall be valid and sufficient service thereof; and (v) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. .

(c) Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTIONAL AGREEMENTS OR THE SUBJECT MATTER

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HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.7 Successors And Assigns; Parties In Interest.

(a) This Agreement shall be binding upon the Seller and its permitted successors and assigns (if any), the Purchaser and its permitted successors and assigns (if any). This Agreement shall inure to the benefit of the Seller, the Purchaser, the Purchaser Indemnitees, the Seller Indemnitees and the respective successors and assigns (if any) of the foregoing.

(b) Neither Party may transfer any of its rights or obligations hereunder, without the prior written consent of the other Party. Any assignment or transfer in violation of this Section 10.7(b) shall be null and void.

(c) Except for the provisions of Section 8 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties and their permitted respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

10.8 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.9 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. The Parties acknowledge and agree that the Parties shall be entitled, without posting a bond or similar indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as specified in Section 10.6, in addition to any other remedy to which they are entitled at Law or in equity.

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[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

10.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.12 Entire Agreement. The Transactional Agreements set forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof.

10.13 Knowledge. For purposes of this Agreement, “Knowledge” means the [***] by the officer of the Seller or Seller Affiliate who has [***] responsibility for the subject matter in question) of the individuals listed in Part 10.13 of the Disclosure Schedule as of the date of this Agreement.

10.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.

43.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(f) Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the Ordinary Course of Business for purposes of this Agreement.

(g) References to any document or information having been “made available” by the Seller to the Purchaser shall include the Seller or its Representatives having posted such document or information to the VDR or otherwise having made a copy of such document or information available (electronically or otherwise) prior to the execution hereof.

(h) Each Part of the Disclosure Schedule qualifies, and constitutes disclosure for purposes of, (i) the correspondingly numbered Section of this Agreement; and (ii) any other Section of this Agreement to the extent it is reasonably apparent upon reading the disclosure contained in such Part of the Disclosure Schedule that such disclosure is applicable, relevant or responsive to such other Section of this Agreement. The inclusion of any information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not (i) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality; (ii) represent a determination that such item or matter did not arise in the Ordinary Course of Business; (iii) be deemed or interpreted to expand the scope of the Seller’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein; or (iv) constitute, or be deemed to constitute, an admission of liability or obligation to a third-party regarding such matter.

[Remainder of page intentionally left blank]

44.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

The Parties have caused this Agreement to be executed and delivered as of the date first written above.

Cytek Biosciences, Inc.

By: /s/ Wenbin Jiang, Ph.D.

Name: Wenbin Jiang, Ph.D.

Title: President and Chief Executive Officer

Luminex Corporation

By: /s/ Angelo Rago

Name: Angelo Rago

Title: President

[Signature Page to Asset Purchase Agreement]

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Abbreviated Financials” shall have the meaning set forth in Section 9.13.

“Accounts Payable” shall mean accounts payable (including accounting accruals associated with invoices received not entered, or for receipts of goods of services performed not yet entered into the accounts payable sub-ledger) to the extent related to the Business which, as of the Closing, are (i) outstanding and (ii) not overdue pursuant to the applicable payment terms.

“Accounts Receivable” shall mean accounts receivable to the extent related to the Business and other rights to payment from customers of the Seller and each Seller Affiliate with respect to the Business which, as of the Closing: (i) have not been paid to the Seller or a Seller Affiliate and (ii) are not overdue pursuant to the applicable payment terms.

“Acquisition Transaction” shall mean any transaction involving the sale or other disposition of all or a portion of the Business or the Purchased Assets (other than in the Ordinary Course of Business). For the avoidance of doubt, the term “Acquisition Transaction” shall not be construed to mean any transaction involving the Seller or any of its Affiliates that is not specifically related to the Business or the Purchased Assets and that does not impair or impede the consummation of the transactions contemplated by this Agreement.

Except as otherwise specifically provided in the Agreement, “Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

“Allocation Statement” shall have the meaning set forth in Section 1.9.

“Announcement” shall have the meaning set forth in Section 4.7.

“Applicable Anti-Bribery Law” shall have the meaning set forth in Section 2.6(b).

“AR/AP Disputed Item” shall have the meaning set forth in Exhibit F.

“AR/AP Statement” shall have the meaning set forth in Section 1.6(a).

“Assumed Liabilities” shall have the meaning set forth in Section 1.3(b).

“Bill of Sale and Assumption Agreement” shall have the meaning set forth in Section 1.10(b)(i).

“Books and Records” shall mean all books, files, reports, plans, records, manuals and other materials, including Tax Returns, records, files, invoices, correspondence and memoranda, scientific

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

records and files (including invention disclosures), customer and supplier lists, data, specifications, operating history information and inventory records (in any form or medium) of, or maintained for, or relating to, the Purchased Assets and/or the Business (it being understood that if any of the foregoing relates to the Purchased Assets and/or the Business as well as other assets or businesses of the Seller or any Seller Affiliate, the term “Books and Records” shall only mean that portion or extract of such item or items that relate to the Purchased Assets and/or the Business). For the avoidance of doubt, the term “Books and Records” shall not include any financial statements, ledgers, books of account or other financial books and records other than historical financial statements in the possession of the Seller of the type described in Section 2.14, other than such books and records readily available and already maintained separately by the Seller for the Business in the Ordinary Course of Business.

There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach or failure.

“Business” shall mean the Seller’s business of manufacturing, marketing, selling, servicing and maintaining Amnis-, CellStream-, Guava- and Muse-branded (i) instruments (and software developed for use with such instruments) and (ii) flow cytometry reagent products and services.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the United States or Italy are authorized or obligated by applicable Law to close.

“Business Portion” means that portion of any Shared Contract that relates to the Business and is separable from the rights thereunder applicable to any other business or operation of the Seller or any Seller Affiliates.

“Claim Notice” shall have the meaning set forth in Section 8.6(a).

“Closing” shall have the meaning set forth in Section 1.10(a).

“Closing Consideration” shall mean the Purchase Price minus $267,150.

“Closing Date” shall have the meaning set forth in Section 1.10(a).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Combined Cap” shall have the meaning set forth in Section 9.8.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral or other agreement, contract, understanding, arrangement, or other instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

2.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Control” or “Controlled” means, with respect to any Governmental Authorization, Intellectual Property or Technology, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Governmental Authorization, Intellectual Property or Technology as provided for herein or in any of the Transactional Agreements without violating the terms of any agreement with any Third Party and without a requirement to obtain a consent from any Third Party or to pay or grant any additional rights, immunities or consideration to any Third Party.

“Copyrights” shall mean copyrights and registrations and applications therefor, and mask work rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, mutations (or antigenic shift) or variants thereof or related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

“COVID-19 Measure” means any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester, return to work, employment, human resources or similar Law, Governmental Authorization, directive, guidelines or recommendations promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, or any applicable industry group, in each case, in connection with or in response to COVID-19, and including, in each case, any changes in any such Law, Governmental Authorization, directive, guidelines or recommendations.

“Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature; provided, that “Damages” shall exclude any indirect damages, consequential damages, special damages, punitive damages or lost profits or any damages calculated based on a multiple of earnings or any other multiple-based formulation, unless awarded to a Third Party.

“Designated Employees” shall have the meaning set forth in Section 9.8(a).

“Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

“Disputed Amounts” shall have the meaning set forth in Exhibit F.

“Disputed Item” shall have the meaning set forth in Section 1.9.

“Employment Agreements” mean all employment agreements, consulting agreements and other similar contracts or agreements, whether written or unwritten between the Seller or any Affiliate, on the one hand, and any employee, director, individual independent contractor or individual consultant that provides services to the Business, on the other hand.

“Employment Offer” shall mean an offer of employment or continued employment upon and following the Closing to a Designated Employee by Purchaser or any Purchaser Affiliate or a third-party professional employer organization with respect to which Purchaser contracts to hire any Designated Employees.

3.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, security interest, encroachment, survey defect, encumbrance, lien, charge (fixed or floating), option, easement, purchase right, right of first refusal, right of pre-emption, conditional sale agreement, covenant, condition or other similar restriction (including restrictions on transfer) or any agreement to create any of the foregoing.

“Entity” shall mean a corporation, a partnership, an association, a limited liability company, a joint stock company, a joint venture, a proprietorship, a trust, an unincorporated organization, an estate or other similar business entity or organization.

“Environmental Laws” means all applicable international, federal, state, or local laws, statutes, ordinances, regulations, policies, guidance, rules, judgments, orders, court decisions or rule of common law, permits, restrictions and licenses, which (a) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose Liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) and any other Law of similar effect.

“Equipment” shall have the meaning set forth in Section 1.1(h).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means any entity that together with the Seller would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.

“Excess Severance Liability” shall mean the excess, if any, of (i) the total Severance Liabilities (other than Purchaser Sole Severance Liabilities) paid for the Designated Employees over (ii) $[***].

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Contracts” means (a) all Shared Contracts; (b) all Contracts of the Seller or any Seller Affiliate related to Overhead and Shared Services; (c) all insurance policies of the Seller or any Seller Affiliate, (d) all Employee Benefit Plans, except to the extent explicitly assumed by the Purchaser pursuant to the terms hereof and (e) Sales Agent Agreement by and between [***] and Seller, dated June 22, 2021.

“Excluded Liabilities” shall have the meaning set forth in Section 1.3(a).

“Excluded Taxes” means, without duplication, (a) Taxes of the Seller or any Seller Affiliate, or related to the Excluded Assets or Excluded Liabilities, for any taxable period (for the avoidance of doubt, including (i) Taxes of the Seller or any Seller Affiliate that becomes a Liability of the Purchaser under any common law doctrine of de facto merger or transferee or successor liability, or by operation of Contract or Law or otherwise and (ii) any Taxes of the Seller or any Seller Affiliate relating to a Pre-Closing Tax Period the payment of which has been deferred until a Post-Closing Tax Period) and (iii) to the extent not already addressed by clauses (i) or (ii) of this clause (a), Taxes of the Seller or any Seller Affiliate imposed on the Purchaser or any Purchaser Affiliate as a result of any Party’s failure to comply with any bulk sales Law and other similar Laws in any applicable jurisdiction in respect of the Transactions; (b) Taxes imposed on the Purchased Assets or with respect to the Business for any Pre-Closing Tax Period; and (c) any Transfer Taxes for which the Seller is liable pursuant to Section 1.11.

4.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Fraud” means, with respect to any Party, actual and intentional fraud by such party with respect to the making of its representations or warranties expressly set forth in this Agreement.

“Fundamental Representations” means the representations and warranties contained in the first sentence of Section 2.1, Section 2.2, Section 2.10, Section 2.11(a), Section 2.12 and Section 2.19.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“General Enforceability Exceptions” shall have the meaning set forth in Section 2.10.

“[***] Signing Bonus” shall have the meaning set forth in Section 9.8.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, notification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any applicable Law; (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi‑governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Materials” means (a) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any Environmental Law; (b) any other pollutant, chemical, substance, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea, formaldehyde, polychlorinated biphenyls (PCBs), radon gas, petroleum, waste oil, crude oil, or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, and (c) any compound, mixture, solution, product or other substance or material that contains any hazardous substance or material referred to in clause (a) and (b) above.

“Inbound Licenses” shall have the meaning set forth in Section 2.4(c).

“Indemnified Party” shall have the meaning set forth in Section 8.6(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.6(a).

“Independent Accountant” shall have the meaning set forth in Exhibit F.

“Insurer” shall have the meaning set forth in Section 3.3.

“Intellectual Property” shall mean and include all worldwide intellectual property rights including, without limitation, rights in and to the following: (a) Patents; (b) Marks; (c) Copyrights; (d)

5.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Know-How and all common law and statutory rights in any jurisdiction commonly known as “trade secrets” or that permit the holder of such right to limit the use or disclosure of its know-how and other confidential or proprietary technical, business or other information; and (e) any similar, corresponding or equivalent rights to any of the foregoing.

“Inventory” shall mean all inventory of the Seller and the Seller Affiliates primarily relating to or to be used in the Business, including all finished product, work in process, in process materials, raw materials, packaging, components and all other materials and supplies and parts to be used or consumed by the Seller, the Seller Affiliates or their respective Representatives primarily in the manufacture or production of the Products or to be used primarily in connection with the Business whether held at any location or facility of the Seller or any of the Seller Affiliates or third party suppliers or in transit to the Seller or any of the Seller Affiliates, in each case as of the Closing Date.

“IP Assignment Agreements” shall have the meaning set forth in Section 1.10(b)(ii).

“Know-How” shall mean inventions (whether or not patentable), invention disclosures, processes, methods, algorithms and formulae, trade secrets, technology, know-how, information, knowledge (including manufacturing knowledge), practices, formulas, instructions, skills, techniques, technical data, designs, drawings, apparatus, results of experiments, test data, including clinical data, analytical and quality control data, manufacturing data and descriptions, market data, devices, assays, procedures (including standard operating procedures), notes of experiments, specifications, compositions of matter, physical, chemical and biological materials, whether in intangible, tangible, written, electronic or other form.

“Knowledge” shall have the meaning set forth in Section 10.13.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Property” shall have the meaning set forth in Section 2.16.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Licensed Intellectual Property” shall have the meaning set forth in Section 1.4.

“Manufacturing and Supply Agreement” shall have the meaning set forth in Section 1.10(b)(vii).

“Marks” shall mean all rights in trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, and all applications, registrations and renewals thereof.

“Material Adverse Effect” means an event, change, occurrence or development that has a material adverse effect on the business, operations or financial condition of the Business, taken as a whole, but shall not include any event, change, occurrence or development relating to, arising out of or resulting from: (a)

6.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the execution, announcement or pendency of this Agreement or the terms hereof (including the identity of the Purchaser) or the announcement, pendency or consummation of the transactions contemplated by this Agreement; (b) the general conditions or trends in the industries in which the Business operates or in the economy generally or other general business, financial or market conditions; (c) domestic, foreign or global political conditions, economic, regulatory, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars and credit markets); (d) any act of civil unrest, civil disobedience, protests, public demonstrations, insurrection, terrorism, war, cyberterrorism, ransomware or malware, military activity, sabotage, hacking or cybercrime, national or international calamity or any other similar event, including an outbreak or escalation of hostilities involving any Governmental Body or the declaration by any Governmental Body of a national emergency or war, or any worsening of any such conditions; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, or other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Body); (f) pandemics (including the COVID-19 pandemic), epidemics, contagious disease outbreaks or other comparable events (or escalation or worsening of any such events or occurrences), including, in each case, the response of Governmental Bodies (including COVID-19 Measures); (g) the failure of the Business to meet internal expectations or projections, forecasts, guidance, estimates or budgets (provided, however, that this clause (g) shall not be construed as implying that the Seller is making any representation or warranty hereunder with respect to any internal expectations or projections, forecasts, guidance, estimates or budgets, and provided, further, that the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) and (h) through (l)); (h) any action taken by the Seller or at the direction of the Purchaser or any action required to be taken by the Purchaser or the Seller pursuant to the terms of this Agreement, or the failure of the Seller to take any action that the Seller is prohibited by the terms of this Agreement from taking or which the Seller did not take on account of the Purchaser withholding its consent thereto; (i) any breach by the Purchaser of this Agreement; (j) the availability or cost of equity, debt or other financing to the Purchaser any of its Affiliates; or (l) any change in any applicable Law (including any applicable COVID-19 Measures) or GAAP or any other applicable accounting principles or standards (or interpretations of any applicable Law (including any applicable COVID-19 Measures) or GAAP or any other applicable accounting principles or standards); provided, however, that any state of facts, circumstance, condition, event, change, development, occurrence or effect arising out of or resulting from any change or event referred to in clauses (b) through (f) may constitute a Material Adverse Effect to the extent that such change or event has a materially disproportionate impact on the Business compared to other businesses that operate in the industries in which the Business operates.

“Net Adjustment Amount” shall mean either (i) the positive number representing [***] ([***]) or (ii) the negative number representing [***] ([***]).

“Objecting Employees” shall have the meaning set forth in Section 9.8.

“Objecting Employee Severance Liabilities” shall have the meaning set forth in Section 9.8.

“Offer Calendar” shall have the meaning set forth in Section 9.8.

“Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

7.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Ordinary Course of Business” means actions taken by the Business that are consistent with the ordinary course of operations of the Business; provided, that the following shall be considered to be Ordinary Course of Business: actions or inactions that the Seller or any Seller Affiliates reasonably believes are required to comply with (i) applicable Law or Order or (ii) any COVID-19 Measure.

“Outbound Licenses” shall have the meaning set forth in Section 2.4(d).

“Overhead and Shared Services” means the ancillary corporate or shared services provided to or in support of the Business that are general corporate or other overhead services or real estate provided to both the Business and other businesses of the Seller and its Affiliates, including: access to hardware and software related to research and development services (other than with respect to the Seattle Facility) general corporate or overhead functions, administrative services, travel and entertainment services, corporate credit card services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, fleet services, energy/utilities services, select commodity arrangements, procurement, revenue, treasury and cash processing services, corporate surety programs, public relations, legal and risk management (including insurance) services (including workers’ compensation), business development services, executive office expense, human resources and payroll services, payment services, information technology and telecommunications services, consolidation and technical accounting, tax planning, compliance services, accounting and internal audit services, organizational development services, employee benefits services, credit, billing, collections and accounts receivable services, accounts payable services, outsource agency services, corporate property management services, environmental, health and safety management services, customs and excise services, and security operations, in each case including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and software used in connection therewith, and in each case, excluding any of the foregoing services to the extent provided by a Transferred Employees to Purchaser following the Closing Date.

“Party” shall have the meaning set forth in the Preamble.

“Patent Files” shall mean, with regard to each Patent (other than expired Patents) included in the Product IP, a copy of: (a) the file histories for such Patent in the possession of the Seller or any Seller Affiliate, including all patent application numbers and patent numbers and all notes related to such Patent; and (b) all other files relating to such Patent that are held or maintained on the Seller’s or any Seller Affiliate’s behalf by and in the possession of the Seller’s outside patent counsel.

“Patents” shall mean all issued patents and patent applications, including all provisional applications, substitutions, requests for continuation, continuations, continuations-in-part, divisionals and renewals.

“Permitted Encumbrance” means the following Encumbrances: (a) Encumbrances for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen and other Encumbrances imposed by Law or arising in the Ordinary Course of Business; (c) Encumbrances on leased real property that do not materially affect the current use, value or current operation (in each case, as currently used); (d) zoning, entitlement, building and land use regulations, customary covenants and conditions, defects of title, easements, encroachments, rights-of-way, restrictions and other similar charges or encumbrances that do not materially interfere with the use of such Purchased Assets as currently being utilized; (e) Encumbrances arising under statutory worker’s compensation, unemployment insurance, social security, retirement and similar legislation and that relate to obligations as to which there is no default on

8.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the part of the Seller; (f) Encumbrances securing rental payments under capital lease arrangements, in each case, solely to the extent relating to obligations as to which there is no default on the part of the Seller and not incurred in connection with the borrowing of money; (g) Encumbrances that will be released prior to or as of the Closing or that are incurred by the Purchaser or its Affiliates in connection with the Closing; (h) non-exclusive licenses of or grants of rights to Intellectual Property (in each case granted in the Ordinary Course of Business) and (i) Encumbrances arising under any of the Transactional Agreements.

“Person” shall mean any individual, Entity or Governmental Body.

“Post-Closing AR/AP Statement” shall have the meaning set forth in Exhibit F.

“Post-Closing Tax Period” means any taxable period commencing after the Closing Date and the portion of any Straddle Period (as determined in accordance with Section 9.11(b)) commencing on the day immediately following the Closing Date.

“Pre-Closing Period” shall mean the period from the date of this Agreement through the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period (as determined in accordance with Section 9.11(b)) ending on and including the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Product IP” shall mean (a) the Patents, Marks and Internet domain names listed on Part 1.1(b) of the Disclosure Schedule and (b) all other Intellectual Property (including unregistered Copyrights and Know-How) owned by the Seller or any Seller Affiliate and exclusively used in the conduct of the Business.

“Products” shall mean products related to the Amnis instrument platform product line, the Cellstream instrument platform product line, the Guava instrument platform product line and the Muse instrument platform product line and related software, reagents, kits, assays, system fluids, controls and accessories that are currently sold or offered for sale by the Seller or any Seller Affiliate, including the items as set forth on Part 1.1(c) of the Disclosure Schedule.

“Purchase Price” shall mean $46,500,000. For the avoidance of doubt, the Purchase Price is inclusive of any Transfer Taxes that may be imposed on the transfer of the Purchased Assets pursuant to this Agreement.

“Purchased Assets” shall have the meaning set forth in Section 1.1.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Affiliate” shall mean any Affiliate of the Purchaser.

“Purchaser Cap” shall have the meaning set forth in Section 2.8.

“Purchaser [***] Signing Bonus Cost” shall have the meaning set forth in Section 9.8.

9.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Purchaser Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the current and future Purchaser Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

“Purchaser Sole Severance Liabilities” shall have the meaning set forth in Section 9.8.

“Purchaser Severance Liabilities” shall have the meaning set forth in Section 9.8.

“Objecting Employees” shall have the meaning set forth in Section 9.8.

“R&W Insurance Policy” shall have the meaning set forth in Section 3.3.

“R&W Waiver” shall have the meaning set forth in Section 3.3.

“Registered IP” shall mean all Product IP that is registered or filed with any Governmental Body, including all Patents, registered Copyrights and registered trademarks within the Product IP and all applications for any of the foregoing.

“Released Purchaser Persons” shall have the meaning set forth in Section 9.7.

“Representatives” shall mean, with respect to any Entity, the officers, directors, managers, employees, agents, attorneys, accountants, advisors, clinical investigators and representatives of such Entity, as applicable.

“Resolution Period” shall have the meaning set forth in Exhibit F.

“Restricted Activities” shall mean the development, manufacture, or sale of any flow cytometry products and services; provided however that the term “Restricted Activities” shall not include passive ownership of not more than [***] of the outstanding stock of any class of a corporation which is publicly traded, so long as the Seller or any Seller Affiliate has no active participation in the business of that corporation. Notwithstanding the foregoing, the term “Restricted Activities” shall not prohibit the development, manufacture, sale or usage of any immunodiagnostic or molecular assays, or, in any case, any assays not based on flow cytometry technology.

“Restricted Material Contracts” shall have the meaning set forth in Section 9.4.

“Restricted Period” shall have the meaning set forth in Section 9.6(a).

“Retention Amounts” shall mean the retention payments in the retention agreements that are set forth on Part 2.17(a) of the Disclosure Schedule.

“Review Period” shall have the meaning set forth in Exhibit F.

“Seattle Facility” shall mean the space leased in Seattle, Washington pursuant to the 645 Elliot Office Lease, dated June 3, 2011, as amended from time to time.

“Seattle Landlord Consent” shall mean that letter agreement, dated February 6, 2023, by and between SREH 2014 LLC and the Seller.

10.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Seattle Lease” shall mean the Lease by and between Elliott Holding Company and Amnis Corporation at 1000 Second Avenue, Suite 1800, Seattle Washington, 98104-1046 within the 645 Elliott Building, dated June 3, 2011, as amended by that certain Amendment dated as of November 16, 2011, Second Amendment to Lease dated August 1, 2015, Amendment dated as of April 4, 2016, and Amendment dated as of October 13, 2020.

“SEC” shall have the meaning set forth in Section 9.13.

“Section 1060 Forms” shall have the meaning set forth in Section 1.9.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Affiliate” shall mean any Affiliate of the Seller.

“Seller Cap” shall have the meaning set forth in Section 9.8.

“Seller Contracts” shall have the meaning set forth in Section 1.1(e).

“Seller [***] Signing Bonus Reimbursement” shall have the meaning set forth in Section 9.8.

“Seller Indemnitees” shall mean the following Persons: (a) the Seller; (b) the current and future Seller Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

“Seller Marks” means (a) the mark “LUMINEX”, and (b) any trademark, trade name, service mark or logo, or any variation, derivation or acronym, in each case which is owned by the Seller or any Seller Affiliate and which, in the reasonable opinion of the Seller, is identical or confusingly similar to the foregoing mark in clause (a). For clarity, Seller Marks shall not include any Mark that is included in the Product IP.

“Seller Releasing Person” shall have the meaning set forth in Section 9.7.

“Seller Severance Liabilities” shall have the meaning set forth in Section 9.8.

“Service Parts” means assembled spare parts and materials (including intermediates, component parts, sub-assemblies, active ingredients and excipients) to be used for finished Product maintenance and repair services provided to end customers of the Business.

“Severance Liabilities” shall mean any Liabilities that may result in respect of claims for statutory, contractual or common law severance or other separation benefits or other legally mandated payment obligations (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice and including salary payments, costs of labor court proceedings and termination costs), together with the employer-paid portion of any employment or payroll taxes related thereto.

“Shared Contracts” means any Contract entered into between or among the Seller or any Seller Affiliate and a third party that is used by, benefits or relates to both the Business and any other business or operations of the Seller or any of the Seller Affiliates.

“Shared Severance Liabilities” shall have the meaning set forth in Section 9.8.

11.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Seller Sole Severance Liabilities” shall have the meaning set forth in Section 9.8.

“Statement of Objections” shall have the meaning set forth in Exhibit F.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee in the nature of a tax, and any related charge or amount (including any fine, penalty or interest)., and any Liability for the payment of any amounts of the type described above in this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to assume such Tax or to indemnify any other Person for Tax as a result of the application of Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law, any Contract, by operation of Law or otherwise.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any attachment thereto, and including any amendment thereof.

“Technology” shall mean the tangible form of technology, Know-How and other embodiments of Intellectual Property, including (a) computer software, files, scripts and programs, including source code or object code, and any related documentation; and (b) other tangible embodiments of Copyrights and trade secrets, in each case in whatever form and on whatever media. For clarity, the term Technology excludes Intellectual Property.

“Third Party” shall mean any Person other than the Seller or the Purchaser or a Seller Affiliate or Purchaser Affiliate.

“Third Party Indemnifiable Claim” shall have the meaning set forth in Section 8.6(b).

“Third Party Proceeding” shall have the meaning set forth in Section 8.6(a).

“Transactional Agreements” shall mean: (a) the Agreement; (b) the Bill of Sale and Assumption Agreement; (c) the IP Assignment Agreements; (d) the Manufacturing and Supply Agreement; and (e) the Transition Services Agreement.

“Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Business and Purchased Assets by the Seller to the Purchaser in accordance with the Agreement; and (ii) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.

“Transfer Taxes” shall have the meaning set forth in Section 1.11.

12.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Transferred Employees” shall have the meaning set forth in Section 9.8(a).

“Transferred Technology” shall mean any Technology owned by the Seller or any Seller Affiliate, and used exclusively for the operation of the Business, including the Technology listed on Part 1.1(d) of the Disclosure Schedule.

“Transition Services Agreement” shall have the meaning set forth in Section 1.10(b)(ix).

“Unaudited Business Financial Statements” shall have the meaning set forth in Section 2.14(a).

“VDR” means the electronic data room for “Project Sam” maintained by www.dfsvenue.com.

13.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit B

FORM OF BILL OF SALE AND ASSUMPTION AGREEMENT

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit C-1

FORM OF PATENT ASSIGNMENT AGREEMENT

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit C-2

FORM OF TRADEMARK ASSIGNMENT AGREEMENT

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit C-3

FORM OF COPYRIGHT ASSIGNMENT AGREEMENT

2.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit D

FORM MANUFACTURING AND SUPPLY AGREEMENT

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit E

FORM TRANSITION SERVICES AGREEMENT

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit F

POST-CLOSING ADJUSTMENT MECHANICS

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit G

Intellectual Property Recordations